REVOLVING CREDIT AND SECURITY AGREEMENT

among

XL RE LTD,
as Borrower

CORPORATE ASSET FUNDING COMPANY, INC.,
as Lender

CORPORATE RECEIVABLES CORPORATION,
as Lender

CHARTA CORPORATION,
as Lender

CIESCO, L.P.,
as Lender

CITIBANK, N.A.,
as Secondary Lender

and

CITICORP NORTH AMERICA, INC.,
as Agent

Dated as of February 25, 2003

[Type VII-C]

13620.0171 #366619

TABLE OF CONTENTS

Page

REVOLVING CREDIT AND SECURITY AGREEMENT

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01. Definitions.	1
SECTION 1.02. Rules of Construction.	21
SECTION 1.03. Computation of Time Periods.	21

ARTICLE II
ADVANCES TO THE BORROWER

i

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement.	29
SECTION 3.02. Conditions Precedent to All Advances.	30
SECTION 3.03. Conditions Subsequent.	30

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.	31

ARTICLE V
COVENANTS

SECTION 5.01. Affirmative Covenants of the Borrower.	35
SECTION 5.02. Negative Covenants of the Borrower.	39

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default.	40

ARTICLE VII
PLEDGE OF ASSIGNED COLLATERAL; RIGHTS OF THE AGENT

ARTICLE VIII
THE AGENT

SECTION 8.01. Authorization and Action.	46
SECTION 8.02. Agent’s Reliance, Etc.	47
SECTION 8.03. Indemnification.	43

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. No Waiver; Modifications in Writing.	48
SECTION 9.02. Notices, Etc.	48
SECTION 9.03. Taxes.	50
SECTION 9.04. Costs and Expenses; Indemnification.	51
SECTION 9.05. Execution in Counterparts.	52
SECTION 9.06. Assignability.	52
SECTION 9.07. Governing Law.	54
SECTION 9.08. Severability of Provisions.	54
SECTION 9.09. Limited Disclosure.	54
SECTION 9.10. Merger.	55
SECTION 9.11. No Proceedings.	56
SECTION 9.12 Right of Set-off.	54
SECTION 9.13. Submission to Jurisdiction; Waivers; Service of Process.	57
SECTION 9.14. E-Mail Reports.	51
SECTION 9.15. Waiver Of Jury Trial.	59
SECTION 9.16. Judgment in Foreign Currency.	59
SECTION 9.17. Conduit Lender Downgrades.	60

SCHEDULES

Schedule I	Form of Investors Report
Schedule II	Industry Classifications
Schedule III	Advance Rates
Schedule IV	Actions, Suits and Proceedings
Schedule V	List of Names in which the Borrower Transacted Business
Schedule VI	Scope of Audit

SCHEDULES

EXHIBIT A	Form of Advance Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Assignment and Acceptance

REVOLVING CREDIT AND SECURITY AGREEMENT

            REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of February 25, 2003 among CORPORATE ASSET FUNDING COMPANY, INC., CORPORATE RECEIVABLES CORPORATION, CHARTA CORPORATION, CIESCO, L.P., CITIBANK, N.A., the other Secondary Lenders (as hereinafter defined) from time to time parties hereto, CITICORP NORTH AMERICA, INC., as agent for the Lenders (as hereinafter defined) and the Secondary Lenders (in such capacity, together with its successors and assigns, the “Agent”) and XL RE LTD, a Bermuda property and casualty reinsurer (together with its permitted successors and assigns, the “Borrower”).

W I T N E S S E T H:

            WHEREAS, the Borrower desires that the Lenders and the Secondary Lenders from time to time make advances to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, the Lenders and the Secondary Lenders are willing to make such advances to the Borrower for such purposes on the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

            SECTION 1.01 Definitions.

            As used in this Agreement, the following terms shall have the meanings indicated:

            “A-1/P-1 Commercial Paper” means a promissory note issued in the commercial paper market by an obligor having its principal office in the United States, having a maturity of not more than 270 days from the date of issuance and which (i) if rated by both S&P and Moody’s is rated at least A-1 by S&P and at least P-1 by Moody’s, and (ii) if rated by S&P or Moody’s (but not both), is rated at least A-1 by S&P or at least P-1 by Moody’s.

            “A-2/P-2 Commercial Paper” means a promissory note issued in the commercial paper market by an obligor having its principal office in the United States, having a maturity of not more than 270 days from the date of issuance and which (i) if rated by both S&P and Moody’s and such rating by S&P or Moody’s is less than A-1 or P-1, respectively, is rated at least A-2 by S&P and at least P-2 by Moody’s, and (ii) if rated by S&P or Moody’s (but not both), is rated A-2 by S&P or P-2 by Moody’s.

            “Accrued Interest” as of any Conveyance Date means (i) in respect of any Related XLReB Asset issued on a discount basis, an amount equal to the product of (a) the Interest Component of such Related XLReB Asset, and (b) a fraction, expressed as a percentage, the numerator of which is the number of days from and including the issuance date of such Related XLReB Asset through but excluding such Conveyance Date, and the denominator of which is the total number of days from the issuance date of such Related XLReB Asset through but excluding the maturity date of such Related XLReB Asset, and (ii) in respect of any Related XLReB Asset issued on an interest-bearing basis, the accrued and unpaid interest on the principal amount of such Related XLReB Asset as of but excluding such Conveyance Date.

            “Accrued Value” means in respect of any outstanding Related XLReB Asset, as of any Conveyance Date, the sum of (i) the Principal Component of such Related XLReB Asset, plus (ii) the Accrued Interest on such Related XLReB Asset.

            “Adjusted Asset Value” means in respect of any Borrowing Base Eligible Asset, an amount equal to the product of (i) the Asset Value of such Borrowing Base Eligible Asset, and (ii) the applicable Advance Rate for such Borrowing Base Eligible Asset.

            “Advance” means each advance by a Conduit Lender or a Secondary Lender to the Borrower on a Borrowing Date pursuant to Article II; provided, that if any Conduit Lender assigns a portion of any Advance made by it to a Lender pursuant to an Asset Purchase Agreement or otherwise, the portion of such Advance retained by such Conduit Lender and the portion of such Advance acquired by such Lender shall each be deemed to constitute a separate Advance for purposes of this Agreement.

            “Advance Note” means each promissory note issued by the Borrower to a Conduit Lender or a Secondary Lender, substantially in the form of Exhibit A hereto.

            “Advance Rate” means in respect of any Asset, the percentage corresponding to such Asset or the ratings category for such Asset set forth on Schedule III hereto.

            “Adverse Claim” means any Lien in, of or on any Person’s assets or properties in favor of any other Person, other than (i) any such Lien in favor of the Borrower or the Secured Parties created by or pursuant to this Agreement, (ii) any such Lien created by or attributable to any Lender, any Secondary Lender, the Agent or their successors and assigns, and (iii) in respect of the Trust Portfolio, the rights of the Cedant under the Trust Agreement in, to and under, or in respect of, the Trust Portfolio.

            “Affected Person” means each Lender, each Secondary Lender, any other entity which enters into a commitment to make or purchase any Advance or any interest therein, and any of their respective Affiliates, including any assignee or participant of any Lender or any Secondary Lender.

            “Affiliate” means, in respect of a referenced Person, another Person controlling, controlled by or under common control with such referenced Person (which in the case of the Conduit Lenders and the Agent, shall also include any Person who has a relationship to the Agent comparable to that of the Conduit Lenders). The terms “control,” “controlling,” “controlled” and the like shall mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person or the disposition of its assets or properties, whether through ownership, by contract, arrangement or understanding, or otherwise.

             “Agent” shall have the meaning assigned to such term in the introduction to this Agreement.

            “Agent’s Account” means the special account (Acct. No. 40636695, ABA No. 021000089) of the Agent maintained at the office of Citibank at its Principal Office or such other account in the United States as the Agent shall designate in writing to the Borrower.

            “Agreement” means this Revolving Credit and Security Agreement, as the same may from time to time be amended, supplemented, waived or modified.

            “Aggregate Custodian’s Advance Amount” means the sum of (i) the aggregate unpaid Dollar amount of all Custodian’s Overdraft Advances of cash, (ii) the aggregate Asset Value of all Custodian’s Overdraft Advances of assets (other than cash), and (iii) the accrued and unpaid interest and overdraft fees, if any, on the amounts set forth above.

            “Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the sum of the Applicable Margin and the highest of:

(a)	the Base Rate; and

(b)	one half of one percent per annum above the Federal Funds Rate.

            “Applicable Law” means any Law of any Authority, including, without limitation, all Federal and state banking, insurance or securities laws, to which the Person in question is subject or by which it or any of its property is bound.

            “Applicable Margin” means, (i) with respect to the Eurodollar Rate, 1.00% per annum, and (ii) with respect to the Alternate Base Rate, 0% per annum; provided, however, that during the continuance of any Event of Default under Section 6.01(a), the “Applicable Margin” shall mean with respect to the Eurodollar Rate, 2.00% per annum and in respect of the Alternate Base Rate, 1.00% per annum; provided, further, that during any period that Yield in respect of any Advance is computed by reference to the Post-Default Rate, the “Applicable Margin” applicable to such Advance during such period shall be deemed to be zero.

            “Asset” means in respect of any Person a collective reference to all items which would be classified as an “asset” on the balance sheet of such Person in accordance with GAAP or SAP, as applicable.

            “Asset-Backed Security” means any debt or equity security issued by an issuer which is collateralized by the cash flow from a pool of assets, including securities collateralized by mortgage loans, other than securities which constitute U.S. Government Securities.

            “Asset Coverage Test” means as of any date of determination, the result of (i) the aggregate Asset Value of the Assigned Collateral in which the Agent on behalf of the Secured Parties has a valid and perfected first priority security interest free and clear of Adverse Claims, less (ii) the aggregate Asset Value of the Assigned Collateral of the types specified in rating categories 1, 2 and 3 of Schedule III in which the Agent on behalf of the Secured Parties has a valid and perfected first priority security interest free and clear of Adverse Claims (the “Specified Schedule III Collateral”) shall be at least equal to the product of (a) one hundred and thirty percent (130%) and (b) the result of (i) the aggregate outstanding principal amount of the Advances, less (ii) the aggregate Adjusted Asset Value of the Specified Schedule III Collateral.

            “Asset Purchase Agreement” means the Asset Purchase Agreement entered into by a Secondary Lender (other than Citibank) concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement.

            “Asset Value” means, as of any day of determination (a) in respect of cash, the amount of such cash, and (b) in respect of any Asset of the Borrower (other than cash), the bid price for such Asset provided by an independent recognized pricing source selected by the Borrower; provided, that (i) the Asset Value of any Asset shall be net of the Borrower’s liabilities relating thereto, including without limitation all obligations to pay any unpaid portion of the purchase price therefor, and (ii) if the Asset Value of any Asset can not be computed as set forth above, the Asset Value of such Asset shall be deemed to be zero for purposes of this definition until such time when the Asset Value for such Asset can be computed as provided for in this definition.

            “Assigned Collateral” shall have the meaning assigned to such term in Section 7.01.

            “Assignee Rate” means in respect of any Advance for any Settlement Period an interest rate per annum equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Settlement Period; provided, however, that in case of:

            (i)   any Settlement Period on or prior to the first day of which a Lender (other than any Conduit Lender) or Secondary Lender shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or Secondary Lender to fund such Advance at the Assignee Rate set forth above (and such Secondary Lender shall not have subsequently notified the Agent that such circumstances no longer exist),

            (ii)   any Settlement Period which is less than ninety (90) days,

            (iii)   any Settlement Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Settlement Period, that such Advances will not be funded by issuance of promissory notes, or

            (iv)   any Settlement Period for which the aggregate principal amount of the outstanding Advances is less than $500,000,

            the “Assignee Rate” for such Settlement Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Settlement Period.

             “Assignment and Acceptance” means the Assignment and Acceptance, in substantially the form of Exhibit C hereto, entered into by a Secondary Lender, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement.

            “Authority” means any governmental or quasi-governmental authority (including the stock exchanges, the SEC, the New York Superintendent of Insurance and the Minister of Finance of Bermuda), whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any Federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

            “Available Total Commitment” means $300,000,000; provided, however, that on the Consent Effective Date the “Available Total Commitment” shall be increased to an amount equal to the Total Commitment, as such amount may be reduced pursuant to Section 2.10. References to the unused portion of the Available Total Commitment shall mean, at any time, the Available Total Commitment then in effect, minus the outstanding principal amount of the Advances.

            “Base Rate” means the rate of interest from time to time announced publicly by Citibank at its Principal Office as its base rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Citibank.

            “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

            “Borrower” shall have the meaning assigned to such term in the introduction to this Agreement.

            “Borrowing Base” means on the date any determination thereof is made, an amount equal to the aggregate Adjusted Asset Value of all Eligible Collateral in which the Agent on behalf of the Secured Parties has a valid and perfected first priority security interest free and clear of Adverse Claims, reduced (without duplication) by the sum of:

(i)	the amount by which the aggregate Asset Value of all Eligible Collateral (other than Eligible Government Securities) issued or Guaranteed by any Person (together with all Affiliates of such Person), exceeds five percent (5%) of the aggregate Asset Value of all Eligible Collateral;

(ii)	the amount by which the aggregate Asset Value of all Eligible Collateral issued or Guaranteed by Persons in a single Industry Class, exceeds twenty percent (20%) of the aggregate Asset Value of all Eligible Collateral;

(iii)	the amount by which the aggregate Asset Value of all Eligible Collateral which constitute Foreign OECD Assets exceeds twenty-five percent (25%) of the aggregate Asset Value of all Eligible Collateral;

(iv)	the amount by which the aggregate Asset Value of all Eligible Collateral which constitutes Asset-Backed Securities exceeds twenty percent (20%) of the aggregate Asset Value of all Eligible Collateral;

(v)	the amount by which the aggregate Asset Value of all Eligible Collateral which constitutes Foreign OECD Assets relating to any single OECD Country exceeds ten percent (10%) of the aggregate Asset Value of all Eligible Collateral; and

(vi)	the amount by which the aggregate Asset Value of all Eligible Collateral which as of any date of determination constitute a Distressed Asset exceeds ten percent (10%) of the aggregate Asset Value of all Eligible Collateral.

            “Borrowing Base Eligible Assets” means Cash and other Assets of the Borrower which (a) are free and clear of all Adverse Claims, (b) in the case of Assets other than Cash, are capable of being pledged to the Agent on behalf of the Secured Parties under this Agreement such that the Agent on behalf of the Secured Parties will have a perfected security interest in such Assets pursuant to this Agreement and the Control Agreement, (c) the Asset Value of which are capable of being ascertained on a daily basis, and (d) are denominated and payable in Dollars; provided, that such Asset (i) does not constitute an option, Derivatives Transaction or an Asset which is the subject of a Derivatives Transaction, reverse repurchase agreement, dollar roll or securities lending transaction; (ii) is not registered in the name of the Borrower, payable to the order of the Bo rrower or specifically endorsed to the Borrower, unless specifically endorsed to the Custodian or in blank, (iii) does not constitute a Loan Asset, an Illiquid Asset, an Excluded Foreign Asset or Margin Stock, and (iv) does not constitute a Foreign Asset held in a Securities System or an Asset held by a sub-custodian of the Custodian which is not located in the United States.

            “Borrowing Base Test” means as of any date of determination, the Borrowing Base shall be at least equal to Credits Outstanding.

            “Borrowing Date” shall have the meaning assigned to such term in Section 2.02.

            “Business Day” means any day on which (i) banks are not authorized or required to close in New York City or Bermuda and the New York Stock Exchange is not authorized or required to close, and (ii) if this definition of “Business Day” is utilized in connection with a Eurodollar Rate Advance, dealings are carried out in the London interbank market.

            “CAFCO” means Corporate Asset Funding Company, Inc., together with its successors and assigns that constitute special purpose entities that issue promissory notes.

            “Cash” means a demand deposit of United States Dollars immediately available on the day in question.

             “Cedant” means XL Reinsurance America Inc., together with its permitted successors and assigns.

            “Cedant’s Security Account” means any account into which any portion of the Trust Portfolio is deposited or credited for the purposes specified in Section 4.3(3) of the Trust Agreement.

            “Charta “ means Charta Corporation, together with its successors and assigns that constitute special purpose entities that issue promissory notes.

            “Ciesco” means Ciesco, L.P., together with its successors and assigns that constitute special purpose entities that issue promissory notes.

            “Citibank” means Citibank, N.A.

            “Closing Date” means the first date on which the conditions precedent specified in Section 3.01 shall have been fully satisfied or waived by the Agent on behalf of the Lenders and the Secondary Lenders.

            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

            “Collateral Accounts” shall mean each of the accounts specified on Schedule I to the Control Agreement, as such schedule may from time to time be supplemented or modified pursuant to Section 16 of the Control Agreement.

            “Committed Advance” shall have the meaning assigned to such term in Section 2.02(b).

            “Conduit Lenders” means CAFCO, CRC, Charta and Ciesco.

            “Consent Effective Date” means following the effectiveness of the amendments or waivers of each of the Existing Credit Agreements contemplated by Section 3.03, the date upon which (i) the Agent shall have received the Consent Effective Date Certificate, and (ii) the Agent shall have, in its sole and absolute discretion, consented in writing to the increase in the Available Commitment.

            “Consent Effective Date Certificate” shall have the meaning assigned to such term in Section 3.03.

            “Control Agreement” means the Control Agreement, dated as of the date hereof among the Borrower, the Agent and the Custodian, as the same may from time to time be amended, supplemented, waived or modified.

            “Conveyance Date” shall have the meaning assigned to such term in Section 9.12(a).

            “CRC” means Corporate Receivables Corporation, together with its successors and assigns that constitute special purpose entities that issue promissory notes.

             “Credits Outstanding” means at any date a determination thereof is made, an amount equal to the sum of (i) the outstanding principal amount of all Advances, plus (ii) the Yield that would accrue on the outstanding principal amount of the Advances through the one hundred twenty (120) day period following such date of determination, computed by reference to the Assignee Rate based upon the Eurodollar Rate for a thirty (30) day period in effect as of the time of determination, plus (iii) the fees that would accrue under the Fee Letter through the one hundred twenty (120) day period following such date of determination, computed as if the outstanding principal amount of the Advances on each day during such period was equal to the Available Total Commitment and were funded by the Secondary Lenders, plus (iv) all accrued and unpaid amounts due and payable in respect of the Borrower Obligations other than the principal on the outstanding Advances, plus (v) the Aggregate Custodian’s Advance Amount.

            “Custodial Agreement” shall have the meaning assigned to such term in the Control Agreement.

            “Custodian” means Mellon Bank, N.A., as custodian under the Custodial Agreements and as securities intermediary under the Control Agreement, together with its permitted successors and assigns.

            “Custodian’s Overdraft Advance” means any advance of cash or securities by the Custodian to or for the benefit of the Borrower pursuant to the Custodial Agreement, including overdraft fees.

            “Debt” means with respect to any Person, at any date, without duplication (it being understood, for the avoidance of doubt, that insurance payment liabilities, as such, and liabilities arising in the ordinary course of such Person’s business as an insurance or reinsurance company (including GICs or Stable Value Instruments) or corporate member of Lloyd’s or as a provider of financial or investment services or contracts (including GICs or Stable Value Instruments) (in each case other than in connection with the provision of financing to such Person or any of such Person’s Affiliates) shall not be deemed to constitute Debt), (i) all obligations of such Person for borrowed money (but not including accrued pension costs, deferred income taxes or accounts payable of such Person), including without limitation, reimbursement obligations relating to letters of credit, (ii) all obligations (including contingent liabilities) of such Person evidenced by bonds, debentures, notes, banker’s acceptances or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such capital lease to repossession or sale of such property), (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) payment obligations, fixed or contingent, under investment, financial derivative or similar contracts (other than covered short sales), (vii) all liabilities and Debt of others Guaranteed by such Person, and (viii) to the extent not otherwise included, all items which in accordance with GAAP would be included in determining total liabilities as sho wn on the liabilities side of such Person’s balance sheet.

            “Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

             “Derivatives Transaction” means any financial futures contract, option, forward contract, warrant, swap, swaption, collar, floor, cap and other agreement, instrument and derivative and other transactions of a similar nature (whether currency linked, index linked, insurance risk linked, credit risk linked or otherwise).

            “Distressed Asset” means any Asset which is (i) the subject of a bankruptcy, insolvency, liquidation or other similar proceedings, (ii) in default (after giving effect to applicable grace periods) as to payment of principal or interest or otherwise under the instruments or agreements under which they were issued or otherwise evidenced, (iii) rated “Caa” or lower by Moody’s or “CCC” or lower by S&P or which, if unrated, are in the reasonable judgment of the Borrower of equivalent credit quality, or (iv) otherwise categorized as “distressed assets” by the Borrower.

            “Dollars” and “$” mean lawful money of the United States of America.

            “Eligible Assignee” means Citicorp North America, Inc., Citibank, any of their respective Affiliates that issue Permitted Debt Securities, any special purpose entity managed by Citicorp North America, Inc. or any of its respective Affiliates that issue Permitted Debt Securities or, subject to the Borrower’s consent, as set forth in Sections 9.06(a) and 9.06(b), any other financial or other institution acceptable to the Agent.

            “Eligible Collateral” means Borrowing Base Eligible Assets which constitute Assigned Collateral.

            “Eligible Government Securities” means all “government securities” (as defined in the Investment Company Act and which for the purposes hereof shall include any securities issued or guaranteed as to principal and interest by an agency of the government of the United States) held in an account maintained by the Custodian.

            “Equity Securities” means common and preferred stock, membership interests or partnership interests and securities that are convertible into common or preferred stock, membership interests or partnership interests, including without limitation common stock purchase warrants and rights, equity interests in trusts, partnerships, limited liability companies, joint ventures or similar enterprises and depositary receipts.

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            “ERISA Fiduciary” means a person described in Section 3(21) of ERISA that exercises control over an employee benefit plan subject to ERISA or the assets of such a plan or plans.

            “ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

             “Eurocurrency Liabilities” shall have the meaning assigned to such term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            “Eurodollar Additional Yield” means additional Yield on the outstanding principal of each Advance during the Settlement Period in respect of such Advance in respect of which Yield is computed by reference to the Eurodollar Rate, for such Settlement Period, at a rate per annum equal at all times during such Settlement Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Settlement Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to one hundred percent (100%) minus the Eurodollar Rate Reserve Percentage of a Lender or a Secondary Lender, as the case may be, for such Settlement Period.

            “Eurodollar Rate” means, for any Advance for any Settlement Period, an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two (2) Business Days before the first day of such Settlement Period in an amount substantially equal to the outstanding principal amount of such Advance on such first day and for a period substantially equal to such Settlement Period.

            “Eurodollar Rate Advance” means an Advance the Yield on which is computed with reference to the Eurodollar Rate.

            “Eurodollar Rate Reserve Percentage” for any Settlement Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for any Lender or any Secondary Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a t erm comparable to such Settlement Period.

            “Event of Default” means any of the events, acts or occurrences set forth in Section 6.01.

            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            “Excluded Foreign Assets” means Assets (i) issued or guaranteed by Persons which are not organized in an OECD Country, or (ii) which are denominated or payable in any currency other than Dollars.

             “Existing Credit Agreements” means (i) the 364-Day Credit Agreement dated as of June 27, 2002 among the Borrower, certain Affiliates of the Borrower, the lenders parties thereto, JP Morgan Chase Bank, as administrative agent, as the same may from time to time be amended, supplemented or modified, and (ii) the Letter of Credit Facility and Reimbursement Agreement dated November 18, 2002 among the Borrower, certain Affiliates of the Borrower, Citibank International PLC and Salomon Brothers International Limited, as the same may from time to time be amended, supplemented, waived or modified.

            “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank from three Federal funds brokers of recognized standing (and not affiliated with Citibank) selected by it.

            “Fee Letter” means that certain letter agreement dated as of the date hereof between the Borrower and the Agent, as the same may from time to time be amended, supplemented, waived or modified.

            “Foreign Assets” shall have the meaning assigned to such term in Section 2(a) of the Control Agreement.

            “Foreign OECD Assets” means Assets (i) issued by an OECD Country or a Person organized in an OECD Country (other than the United States) and if such Asset is guaranteed, the guarantor thereof is an OECD Country or is organized in an OECD Country (other than the United States), and (ii) which is denominated and payable in Dollars.

            “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            “GIC” means a guaranteed investment contract or funding agreement or other similar agreement issued by the Borrower or any of its Subsidiaries that guarantees to a counterparty a rate of return on the invested capital over the life of such contract or agreement.

            “Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

            “Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filing with all Authorities.

            “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect suc h obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

            “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            “Illiquid Asset” means as of any date, any Asset for which (i) there is no established public or private institutional trading market in the United States, such that such Asset may be reasonably expected to be sold in such market within five (5) Business Days at a price approximating the Asset Value of such Asset on such date subject, in the reasonable determination of the Borrower, only to fluctuations in the market price therefor, or (ii) are otherwise categorized as “illiquid securities” by the Borrower.

            “Industry Class” means each industry class as determined by the Borrower based upon the criteria set forth on Schedule II hereto, as amended and supplemented in accordance with this Agreement.

            “Insurance Code” means, with respect to the Borrower, the Insurance Code of the Borrower’s domicile and any successor statute thereto, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

            “Interest Component” means in respect of any outstanding debt security issued by a Lender or a Secondary Lender on a discount basis, the unpaid portion of the face amount of such debt security representing the discount incurred through maturity in respect thereof.

            “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            “Investor Report” means the Investor Report of the Borrower substantially in the form of Schedule I hereto.

             “Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof, including without limitation the Insurance Law of the State of New York and the Insurance Act, 1978 of Bermuda.

            “Lender Rate” for each day during a Settlement Period for any Advance funded by a Conduit Lender means to the extent such Conduit Lender funds such Advance (or portion thereof) on such day by issuing promissory notes, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by such Conduit Lender that are allocated, in whole or in part, by the Agent (on behalf of such Conduit Lender) to fund the making or maintenance of such Advance (or portion thereof) on such day as determined by the Agent (on behalf of such Conduit Lender) and reported to the Borrower, which rates shall reflect and give effect to the commissions of placement agents and dealers (which currently do not exceed 0.05% per annum of the f ace amount of the promissory notes) in respect of such promissory notes; provided, however, that if any component of such rate is a discount rate, in calculating the “Lender Rate” for such day the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

            “Lenders” means the Conduit Lenders, together with all Persons which acquire or are obligated to acquire any interest in any Advance from any Conduit Lender under the Asset Purchase Agreement or otherwise.

            “Lender Termination Date” means the date which is the earlier to occur of (i) the date which is one (1) Business Day prior to the Secondary Lender Stated Expiration Date and (ii) the date on which the Available Total Commitment shall terminate pursuant to Section 2.10 or Section 6.01.

            “Liabilities” shall have the meaning assigned to such term in Section 9.04(c).

            “Lien” means any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing or registering of any financing statement or charge under the UCC or the Bermuda Companies Act 1981 or comparable law of any jurisdiction).

            “Liquidation Fee” means, in respect of any Advance for any Settlement Period during which the principal on such Advance is repaid by the Borrower in whole or in part, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Settlement Period) which would have accrued during such Settlement Period on the reduction of the outstanding principal amount of such Advance relating to such Settlement Period had such reductions remained as outstanding principal, exceeds (ii) that income, if any, received by the Lenders’ investing the proceeds of such reductions of principal (it being understood that the Agent shall take reasonable steps to mitigate the amount of such Liquidation Fee).

            “Lloyd’s” means the society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s.

            “Loan Asset” means a direct or participation or sub-participation interest in or assignment or novation of a loan or other extension of credit.

            “Margin Stock” shall have the meaning assigned to such term in Regulation U.

            “Material Adverse Effect” means (i) a material adverse effect on the ability of the Borrower to perform its obligations under any Program Document to which it is a party, (ii) a material adverse effect on the validity or enforceability of this Agreement or any other Program Document, (iii) a material adverse effect on any Secured Party’s right, title and interest in the Assigned Collateral or on the rights and remedies of any Secured Party under any Program Document, (iv) a material adverse effect on the business, financial position, operations, Assets or properties of the Borrower, (v) a material Adverse Claim on any of the Assigned Collateral, or (vi) a Default or Event of Default.

            “Maturity Date” means (a) with respect to any Advance funded by a Lender, the Lender Termination Date (or if such day is not a Business Day, the Business Day immediately preceding such date), and (b) with respect to any Advance made by a Secondary Lender, including the Committed Advances, the date which is five (5) years after February 25, 2003 or such earlier date as provided in Section 6.01.

            “Minister” means the Minister of Finance of Bermuda or similar Governmental Authority in the applicable jurisdiction.

            “Monthly Reporting Date” shall have the meaning assigned to such term in clause (v) of Section 5.01(d).

            “Moody’s” means Moody’s Investors Service, Inc., together with its successors.

            “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

            “Notice of Borrowing” shall have the meaning assigned to such term in Section 2.02(a).

            “Notice of Exclusive Control” means a notice in substantially the form of Annex A to the Control Agreement.

             “OECD Country” means any country which is a member of the Organization for Economic Cooperation and Development and which has a sovereign credit rating for “foreign currency” of at least “AA-” and “Aa3” from S&P and Moody’s, respectively.

            “Other Taxes” shall have the meaning assigned to such term in Section 9.03(b).

            “Percentage” of any Secondary Lender means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Secondary Lender that has entered into an Assignment and Acceptance, the amount set forth therein as such Secondary Lender’s Percentage, or such amount as reduced by an Assignment and Acceptance entered into between such Secondary Lender and an Eligible Assignee.

            “Permitted Debt Securities” means (i) commercial paper notes rated at least “A-1” by S&P, or at least “P-1” by Moody’s or the equivalent of such ratings by another nationally recognized rating agency, (ii) medium-term notes rated at least “A” by S&P, “A” by Moody’s or the equivalent of such ratings by another nationally recognized rating agency, (iii) time deposits or certificates of deposit issued by a Person which is rated at least “A” by S&P, “A” by Moody’s or the equivalent of such ratings by another nationally recognized rating agency, or (iv) such other debt securities as the Borrower has confirmed in writing are eligible, in accordance with the terms of the Trust Agreement, to be included in the Trust Portfolio.

            “Permitted Liens” means in respect of any Person, Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate actions and for which adequate reserves in accordance with GAAP shall have been set aside on such Person’s books.

            “Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

            “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

            “Post-Default Rate” means in respect of all amounts payable to any Secured Party under any Program Document not paid when due (whether at stated maturity, by acceleration or otherwise), including, without limitation, the principal and Yield on any Advance not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to the Base Rate as in effect from time to time plus two percent (2.00%).

            “Principal Component” means as of any Conveyance Date (i) in respect of any outstanding debt security issued by a Lender or a Secondary Lender on a discount basis, the excess of the unpaid face amount of such debt security over the Interest Component thereof, and (ii) in respect of any outstanding debt security issued by a Lender or a Secondary Lender on an interest-bearing basis, the unpaid principal amount of such debt security.

            “Principal Office” means the principal office of Citibank located at 399 Park Avenue, New York, New York or at such other location as the Agent shall designate in writing to the Borrower.

            “Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities) including, without limitation, those with respect to trademarks, service marks, trade names, copyrights, computer software programs, technical and other know-how and shareholder approvals.

            “Proceeds” shall have, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

            “Product Information” shall have the meaning assigned to such term in Section 9.09(a).

            “Program Documents” means this Agreement, the Advance Notes, the Custodial Agreement, the Control Agreement, the Fee Letter and the other agreements, documents and instruments entered into or delivered in connection herewith or therewith.

            “Program Termination Date” means the later to occur of (i) the Secondary Lender Termination Date, and (ii) the date that all Secured Obligations have been finally paid in full; provided, however, that if any payment in respect of any Secured Obligation must be rescinded or returned for any reason whatsoever (including the insolvency or bankruptcy of the Borrower) such Secured Obligation shall be deemed to be reinstated as though such payment had not been made and the Program Termination Date shall be deemed to have not occurred.

            “Qualified Institution” means a bank or trust company organized under the laws of the United States of America or any state thereof, or the District of Columbia, which (a) has a long-term unsecured debt rating of at least “A-” (or the equivalent) from S&P and at least “A1” from Moody’s, and (b) after such entity becomes a party to the Control Agreement or the Custodial Agreement, has not failed to perform or observe any term, covenant or agreement on its part to be performed or observed under the Custodial Agreement or the Control Agreement, if such failure could reasonably be expected to give rise to a Material Adverse Effect, and such failure has continued for twenty (20) days after the Borrower had actual knowledge of such failure.

            “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            “Related XLReB Asset” means (a) in respect of any outstanding Advance funded and maintained by a Conduit Lender, an outstanding commercial paper note issued by such Conduit Lender which (i) is beneficially owned by the Borrower, and (ii) has a maturity date which is not more than thirty-five (35) days after the issuance date of such commercial paper note, and (b) in respect of any outstanding Advance maintained by a Lender (other than a Conduit Lender) or a Secondary Lender, a time deposit or certificate of deposit or other similar debt obligations issued by such Lender or Secondary Lender which is beneficially owned by the Borrower and approved of in writing by the applicable Lender or Secondary Lender for purposes of Section 9.12.

            “Requested Amount” shall have the meaning assigned to such term in Section 2.02(a).

            “Required Ratings” means in respect of the Borrower, a financial strength rating from both S&P and Moody’s of at least “BBB+” and “Baa1”, respectively; provided, however, that if the Borrower is not rated by S&P or Moody’s, the Borrower shall have a rating equivalent of at least such Required Rating, as determined by the Agent in the exercise of its reasonable discretion.

            “Responsible Officer” means with respect to any Person, such Person’s president or any one of its vice presidents, its treasurer or any one of its assistant treasurers; provided, however, that solely with respect to the Borrower’s obligations under Section 5.01(d)(v), the term Responsible Officer shall be deemed to include any officer of XL Capital Ltd or XL Investment Management Ltd specified as an authorized representative of the Borrower in the most recent incumbency certificate of the Borrower delivered to the Agent.

            “S&P” means Standard & Poor’s Ratings Group, together with its successors.

            “SAP” means accounting practices prescribed or permitted by the Minister (or other similar authority) in Bermuda for the preparation of annual statements and other financial reports by insurance corporations of the same type as the Borrower.

            “SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administering the Securities Act, the Investment Company Act or the Exchange Act.

            “Secondary Lender Commitment” means (a) with respect to Citibank, an amount equal to the Available Total Commitment, as such amount shall be reduced by any Assignment and Acceptance entered into between Citibank and an Eligible Assignee, or (b) with respect to a Secondary Lender that has entered into an Assignment and Acceptance, the amount set forth therein as such Secondary Lender’s “Secondary Lender Commitment”, in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Secondary Lender and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Available Total Commitment pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Secondary Lender’s Secondary Lender Commitment.

            “Secondary Lenders” means Citibank and each Eligible Assignee that becomes a party to this Agreement pursuant to Section 9.06.

            “Secondary Lender Stated Expiration Date” means February 23, 2004, unless, prior to such date (or the date so extended pursuant to this clause), upon the Borrower’s request, made not more than ninety (90) days nor less than thirty (30) days prior to the then current Secondary Lender Stated Expiration Date, one or more Secondary Lenders having 100% of the Available Total Commitment shall in their sole discretion consent, which consent shall be given within ten (10) days after such Secondary Lender’s receipt of such extension request (the date any such consent is given, the “Extension Date”), to the extension of the Secondary Lender Stated Expiration Date to the date occurring 364 days after such Extension Date; provided, however, that any failure of any Secondary Lender to respond to the Borrower’s request for such extension shall be deemed a de nial of such request.

            “Secondary Lender Termination Date” means the date which is the earliest to occur of (i) the Secondary Lender Stated Expiration Date, and (ii) the date on which the Available Total Commitment shall terminate pursuant to Section 2.10 or Section 6.01.

            “Secured Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time payable to or for the benefit of any Secured Party under or in connection with this Agreement, the Advance Notes, the Control Agreement or any other Program Document, including without limitation, all amounts payable by the Borrower in respect of the Advances, with interest thereon, the amounts payable under Sections 2.02(a), 2.05, 2.06, 2.07, 2.08, 2.09, 2.12, 2.13, 7.04(b), 9.03, 9.04 and 9.16 of this Agreement.

            “Secured Parties” means the Agent, each Lender, each Secondary Lender, together with each of their respective successors and assigns.

            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

            “Securities System” shall have the meaning assigned to such term in Section 2(a) of the Control Agreement.

            “Settlement Date” means the date which is two (2) Business Days after the end of each Settlement Period.

            “Settlement Period” means in respect of any Advance:

            (a)   in the case of any Settlement Period in respect of which Yield is computed by reference to the Lender Rate, the period beginning on the date such Advance was made and ending on but not including the twentieth (20th) day following the calendar quarter in which such Advance was made and thereafter each successive period commencing on the twentieth (20th)

day following the first day of each calendar quarter during the term of this Agreement and ending on the twentieth (20th) day following the last day of such calendar quarter during the term of this Agreement; provided, however, that in the case of any Settlement Period for any Advance which commences before the Maturity Date for such Advance and would otherwise end on a date occurring after such Maturity Date, such Settlement Period shall end on such Maturity Date and the duration of each Settlement Period which commences on or after the Maturity Date for such Advance may be any period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent;

            (b)   in the case of any Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate, the period beginning on the date such Advance was made and ending on the twentieth (20th) day following the last day of the calendar quarter in which such Advance was made and thereafter each successive period commencing on the twentieth (20th) day following the first day of each calendar quarter during the term of this Agreement and ending on but not including the twentieth (20th) day following the last day of such calendar quarter during the term of this Agreement; provided, however, that any Settlement Period which is other than the quarterly Settlement Period shall be of such duration as shall be selected by the Agent; and

            (c)   in the case of any Settlement Period in respect of which Yield is computed by reference to the Alternate Base Rate, such Settlement Period shall be of such duration as shall be selected by the Agent.

            “Stable Value Instrument” means any insurance, derivative or similar financial contract or instrument designed to mitigate the volatility of returns during a given period on a specified portfolio of securities held by one party (the “Customer”) through the commitment of the other party (the “SVI Provider”) to provide the Customer with a credit rate of return on the portfolio, typically determined through an interest-crediting mechanism; in exchange, the SVI Provider typically receives a fee.

            “Subject Entity” shall have the meaning assigned to such term in Section 9.04(c).

            “Subsidiary” means, with respect to any Person, at any date, any corporation, partnership, limited liability company or other entity which is directly or indirectly controlled by such Person or in respect of which at least 51% of the outstanding shares of capital stock having ordinary voting power or other equity or partnership interests having ordinary voting power is at the time, directly or indirectly, owned by such Person, including, without limitation, any subsidiaries which are consolidated with such Person in accordance with GAAP or the generally accepted accounting principals of the applicable jurisdiction in effect from time to time. The terms “control,” “controlling,” “controlled” and the like mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person or the disposition of its assets or p roperties, whether through ownership, by contract, arrangement or understanding, or otherwise.

            “Taxes” shall have the meaning assigned to such term in Section 9.03(a).

            “Total Commitment” means $500,000,000.

             “Trust Account” shall have the meaning assigned to such term in Section 2.1 of the Trust Agreement.

            “Trust Agreement” means the Trust Agreement effective as of February 25, 2003 among the Cedant, the Borrower and the Trustee, as the same may from time to time be amended, supplemented, waived or modified as permitted under this Agreement.

            “Trustee” means Mellon Bank, N.A., London Branch, as trustee under the Trust Agreement, together with its permitted successors and assigns.

            “Trustee Activity Reports” shall mean the reports required pursuant to Section 6(e) of the Trust Agreement.

            “Trust Portfolio” means all cash and Assets (i) deposited in or credited to the Trust Account, or otherwise held by the Trustee under the Trust Agreement, or (ii) deposited in or credited to any Cedant’s Security Account.

            “UCC” means the Uniform Commercial Code, as from time to time in effect in the applicable jurisdictions.

            “U.S. Government Securities” means any securities which are direct obligations of, or obligations the principal and interest on are unconditionally guaranteed by, the United States of America.

            “Yield” means for each Advance for each Settlement Period:

            (i)   for each day during such Settlement Period to the extent such Advance will be funded on such day by a Conduit Lender through the issuance of promissory notes,

                  LR x P + LF

                  360

            (ii)   for each day during such Settlement Period to the extent such Advance will be funded on such day by the Secondary Lenders or the Lenders, other than a Conduit Lender,

                  AR x P + LF

                  360

where:

AR	= the Assignee Rate for such Advance for such Settlement Period

P	= the outstanding principal amount of such Advance on such day

LR	= the Lender Rate for such Advance on such day

LF	= the Liquidation Fee, if any, for such Advance accrued on such day;

provided, further, that Yield for any Advance shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

SECTION 1.02 Rules of Construction.

            (a)   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate; (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular appendix, article, schedule, section, paragraph, clause, exhibit or other subdivision; (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof; (iv) references in this Agreement to “including” shall mean, including, without limit ing, the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned; and (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement.

            (b)   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (c)   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided, that, if the Borrower notifies the Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Conduit Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such chan ge shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03 Computation of Time Periods.

            Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”.

ARTICLE II.
ADVANCES TO THE BORROWER

            SECTION 2.01 Advance Facility.

            On the terms and conditions hereinafter set forth, including without limitation, Sections 3.01 and 3.02, the Conduit Lenders may, in their sole discretion, make Advances to the Borrower on any Borrowing Date from the date hereof to the Lender Termination Date. On the terms and conditions hereinafter set forth, including without limitation, Sections 3.01 and 3.02, and during the period from the date hereof to the Secondary Lender Termination Date, the Secondary Lenders shall make Advances to the Borrower, ratably in accordance with their respective Secondary Lender Commitments, to the extent that the Conduit Lenders have determined not to make or shall have failed to make Advances on any Borrowing Date in an aggregate principal amount equal to the Requested Amount. Under no circumstances shall any Conduit Lender or any Secondary Lender be obligated to make an Advance on any Borrowing Date, to the extent that aft er giving effect to the making of such Advance and all other Advances to be made on such Borrowing Date, the aggregate principal amount of all outstanding Advances would exceed the Available Total Commitment.

            SECTION 2.02 Making of Advances.

            (a)   The Borrower shall give the Agent written notice (which notice shall be irrevocable and effective only upon receipt by the Agent) of each request for a borrowing (each such request a “Notice of Borrowing”) not later than 12:00 noon (New York City time) on the day which is two (2) Business Days prior to the proposed borrowing date, which notice shall specify (i) the proposed borrowing date therefor (each such date, a “Borrowing Date”), and (ii) the principal amount of the proposed borrowing (the “Requested Amount”). Any such Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date such request is being made, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. The Requested Amount shall be in a principal amount of at least $5,000,000 and in integral multiples of $100,000 in e xcess thereof. During the period prior to the Lender Termination Date, each Conduit Lender shall promptly notify the Agent whether it has determined to make a proposed Advance and, if so the principal amount of such Advance and the Agent shall promptly thereafter notify the Borrower (i) if the full amount of the Requested Amount will not be made by the Conduit Lenders, and (ii) of the principal amount, if any, of the Advance to be made by each Conduit Lender. If the Conduit Lenders have determined not to make the Advances in a principal amount equal to the full Requested Amount, the Agent shall promptly send notice of the proposed borrowing to all of the Secondary Lenders concurrently specifying the Borrowing Date for such borrowing, each Secondary Lender’s Percentage multiplied by the Requested Amount not funded by the Conduit Lenders and whether the Yield for such Advances shall be calculated based on the Eurodollar Rate or the Alternate Base Rate. On any Borrowing Date the Conduit Lenders or the Seco ndary Lenders shall, subject to the terms and conditions of this Agreement, remit to the payment account specified in the applicable Notice of Borrowing their respective portions of the Requested Amount in immediately available funds. To the extent not covered by Section 2.08, the Borrower shall indemnify the Conduit Lenders, each Secondary Lender and the Agent against any loss (other than lost profits) or reasonable expense incurred by them as a result of any failure by the

Borrower to accept any Advance requested in a Notice of Borrowing or as a result of the failure of the Borrower to receive any Advance requested in a Notice of Borrowing as a result of the failure of any condition precedent to the making of such Advance to be satisfied, including, without limitation, any such loss or expense incurred by reason of the liquidation or reemployment of funds acquired or requested to fund such Advance.

            (b)   The parties hereto agree that on the Lender Termination Date so long as no Default or Event of Default shall have occurred and be continuing on such date, and subject to the other terms and conditions of this Agreement (other than the obligation to deliver a Notice of Borrowing), the Secondary Lenders shall make Advances (the “Committed Advances”) on such date in an aggregate principal amount equal to the outstanding principal amount of the Advances funded by the Lenders, unless on or prior to the second Business Day preceding the Lender Termination Date the Borrower has delivered a written notice to the Agent stating that it has elected not to receive such Committed Advance. Notwithstanding anything in this Agreement to the contrary, the principal amount of such Committed Advances shall be made ratably by the Secondary Lenders to the Agent’s Account and shall constitute a pa yment in full by the Borrower in respect of the outstanding principal amount of the Advances maturing on the Lender Termination Date and shall be applied by the Agent on the Lender Termination Date to the outstanding principal amount of the Advances funded by the Lenders.

            SECTION 2.03 Noteless Agreement; Evidence of Indebtedness.

            (a)   The Lenders and each Secondary Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it, resulting from each Advance of such Lender or such Secondary Lender to the Borrower from time to time, including the amounts of principal and Yield thereon and paid to such Lender or such Secondary Lender, as applicable, from time to time hereunder.

            (b)   The Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder to the Borrower and the Settlement Period with respect thereto, (ii) the amount of any principal and Yield due and payable or to become due and payable from the Borrower to each Lender and each applicable Secondary Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each applicable Lender’s and each applicable Secondary Lender’s share thereof.

            (c)   The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be rebuttable presumptive evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Agent, any Lender or any Secondary Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Secured Obligations in accordance with their terms.

            (d)   Any Lender and any Secondary Lender may request that its Advances to the Borrower be evidenced by an Advance Note. In such event, the Borrower shall promptly prepare, execute and deliver to such applicable Lender or such applicable Secondary Lender, as applicable, an Advance Note payable to the order of such Lender or such Secondary Lender, as applicable. Thereafter, the Advances evidenced by such Advance Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Advance Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06, except to the extent that any Lender, any applicable Secondary Lender or any such assignee subsequently returns any such Advance Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (a) and (b) above. In connection with any assignment pursuant to Section 9.06, if such assigning Secondary Lender shall have an Advance Note issued to it, such assigning Secondary Lender shall promptly return its Advance Note to the Agent marked “cancelled”.

            SECTION 2.04 Maturity of the Advances.

            It is understood and agreed that the principal amount of and the unpaid Yield on each outstanding Advance shall be due and payable on the Maturity Date for such Advance.

            SECTION 2.05 Prepayment of the Advances.

            (a)   It is understood and agreed that the Borrower shall have the right at any time and from time to time, upon not less than one (1) Business Day’s prior written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing) to the Agent specifying the date and amount of such prepayment, to prepay all or a portion of the outstanding Advances, together with unpaid Yield thereon, on a Business Day without payment of any penalty or premium other than any Liquidation Fee or any amount payable under Section 2.08; provided, that any such prepayment, if a partial prepayment, shall be an integral multiple of $100,000 with a minimum amount of $5,000,000.

            (b)   If on any Business Day the Borrowing Base Test or the Asset Coverage Test is not fully complied with, the Borrower shall on such Business Day notify the Agent of such failure to comply, and as promptly as possible (and in any event within two (2) Business Days) either (i) prepay Advances (and pay Yield thereon) without payment of any penalty or premium other than any Liquidation Fee or any amount payable under Section 2.08, and/or (ii) pledge to the Agent additional Borrowing Base Eligible Assets in an amount necessary to cause the Borrowing Base Test and the Asset Coverage Test to be fully complied with on such Business Day.

            (c)   The amount of each prepayment under this Section 2.05 shall be applied ratably to the Advances of each Lender and each Secondary Lender in the order in which such Advances were made, provided, however, that the amount of such prepayment shall be applied first to any outstanding Advances in respect of which Yield is computed by reference to the Alternate Base Rate and then applied to any outstanding Advances in respect of which Yield is computed by reference to the Eurodollar Rate.

            SECTION 2.06 Yield.

            The Borrower hereby agrees to pay the Yield computed with reference to the principal amount of each Advance outstanding from time to time. Yield accruing in respect of any Advance for any Settlement Period shall be due and payable on the Settlement Date immediately succeeding such Settlement Period and as required by Section 2.05. It is the intention of the parties hereto that the Yield on the Advances shall not exceed the maximum rate permissible under applicable law. Accordingly, anything herein or in any Advance Note to the contrary notwithstanding, in the event any Yield is charged to, collected from or received from or on behalf of the Borrower by the Lenders or the Secondary Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts owing by the Borrower to the Lenders, the Secondary Lenders and the Agent under the Program Documents (other than in respect of principal and Yield on Advances) and then to the reduction of the outstanding principal balance of the Advances.

            SECTION 2.07 Increased Costs.

            (a)   If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements reflected in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any Applicable Law or (ii) the compliance with any guideline or request from any central bank or other Authority (whether or not having the force of law, but, if not having the force of law, which is generally applicable to and complied with by banks or financial institutions of the same general type as such Affected Person), there shall be any increase in the cost to any Affected Person of agreeing to make or making, funding or maintaining Eurodollar Rate Advances to the Borrower, then the Borrower shall from time to time, upon demand by a Lender or such Affected Person pay to the Agent for the account of such Affected Person additional amounts (without duplicatio n of any other amounts payable hereunder) sufficient to compensate such Affected Person for such increased cost. In determining such amount, such Affected Person may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Person in determining amounts of this type with respect to other borrowers. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

            (b)   If (i) the introduction of, change in or in the interpretation of any Applicable Law after the Closing Date, or (ii) the adoption after the Closing Date of any guideline or the issuance after the Closing Date of any request from any Authority and compliance therewith (whether or not having the force of law, but, if not having the force of law, which is generally applicable to and complied with by banks or financial institutions of the same general type of such Affected Person) affects or would affect the amount of capital required to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person’s commitment under the Program Documents or any Asset Purchase Agreement or upon such Affected Person’s making, funding or maintaining Advances, then, promptly upon demand of such Affected Person (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in light of the circumstances. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

            (c)   The Affected Person agrees to use reasonable efforts to advise the Borrower promptly of the occurrence of any circumstances giving rise to a claim for reimbursement pursuant to the foregoing Sections 2.07(a) or 2.07(b), but the failure to do so shall not affect or impair the Borrower’s obligations thereunder. The Affected Person further agrees that amounts payable as specified in Sections 2.07(a) or 2.07(b) by the Borrower specified in any certificate referenced in Sections 2.07(a) and 2.07(b) shall be limited to amounts accrued or incurred by such Affected Person during the one hundred and eighty (180) day period preceding the Affected Person’s delivery to the Borrower of such certificate.

            (d)   The Affected Person agrees that, upon the occurrence of any event giving rise to additional amounts pursuant to Sections 2.07(a) or 2.07(b), it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Affected Person) to designate a different lending office; provided, however, that such designation is made on such terms that the Affected Person and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding future consequence of the event giving rise to the operation of any such Section. If such increased costs are not eliminated by any such designation and the applicable Affected Person does not waive payment of such additional amounts, the Agent, may at its sole discretion within sixty (60) days, recommend to the Borrower a replacement Lender or Secondary Lender, as the case may be, n ot so affected. If after the sixty (60) day period described in the preceding sentence a replacement Lender or Secondary Lender, as the case may be, has not been procured, the Borrower may propose a replacement Lender or Secondary Lender, as the case may be, not so affected and, upon approval of the Agent, the Affected Person shall assign its interests hereunder to such a replacement Lender or Secondary Lender, as the case may be. The parties hereby agree that unless and until the Affected Person to be replaced (i) is paid in full for all amounts due and owing hereunder and under any other Program Document, and (ii) enters into assignment documents with the replacement Lender or Secondary Lender, as the case may be, which are reasonably satisfactory to such Affected Person, it shall have no obligation to assign any of its rights and interests hereunder. Each such Affected Person agrees to take all actions necessary to permit a replacement to succeed to its rights and obligations hereunder. The Borr ower agrees to pay all reasonable expenses incurred by the Affected Person in utilizing another lending office of the Affected Person or in assigning its interest pursuant to this Section 2.07(d). Nothing in this Section 2.07(d) shall affect or postpone any of the obligations of the Borrower or the rights of the Affected Person elsewhere herein.

            SECTION 2.08 Compensation.

            The Borrower shall compensate each Affected Person, upon its written request (which request shall set forth the basis for requesting such amounts), for all reasonable losses (excluding lost profits), expenses and liabilities (including, without limitation, any interest paid by such Affected Person to lenders of funds borrowed by it to make or carry its Eurodollar Rate Advances and any loss (excluding lost profits) sustained by such Affected Person in connection with the re-employment of such funds), which such Affected Person may sustain (other than losses and expenses for which the Borrower has compensated the Lenders or the Secondary Lenders through the payment of a Liquidation Fee):  (i) if for any reason (other than a default by such Affected Person) a borrowing of any Eurodollar Rate Advance by the Borrower does not occur on a date specified therefor in the Notice of Borrowing (whether or no t withdrawn), (ii) if any prepayment of any of the Borrower’s Eurodollar Rate Advances occurs on a date which is not the last day of a Settlement Period applicable thereto, (iii) if any prepayment of any of the Borrower’s Eurodollar Rate Advances is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower to repay its Eurodollar Rate Advances when required by the terms of this Agreement.

            SECTION 2.09 Additional Yield on Eurodollar Rate Advances.

            So long as any Affected Person shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, the Borrower shall pay (without duplication of any other amounts payable hereunder) to such Affected Person Eurodollar Additional Yield on the principal amount of each outstanding Eurodollar Rate Advance on each date on which Yield is payable on such Eurodollar Rate Advance. Such Eurodollar Additional Yield shall be determined by such Affected Person and notified to the Borrower through the Agent within thirty (30) days after any payment is made with respect to which such additional Yield is requested. A certificate as to such Eurodollar Additional Yield submitted to the Borrower and the Agent shall be conclusive and binding for all purposes, absent manifest error.

            SECTION 2.10 Termination or Reduction of the Available Total Commitment.

            The Borrower may at any time, upon thirty (30) days’ prior written notice to the Agent terminate in whole or reduce in part the unused portion of the Available Total Commitment; provided, that each such partial reduction of the Available Total Commitment shall be in an amount equal to at least $5,000,000 or an integral multiple thereof; provided, that the Borrower may terminate in whole the unused portion of the Available Total Commitment upon one (1) Business Day’s prior written notice to the Agent if a Responsible Officer of the Borrower certifies to the Agent that it can no longer take offsetting accounting treatment as contemplated by the FIN 39 interpretation of ABP Opinion No. 10 and FASB Statement 105 for its obligations in respect of the outstanding principal amount of the Advances maintained by the Lenders and Secondary Lenders. Notwithstanding the foregoing, in no eve nt shall any termination or reduction pursuant to this Section 2.10 of the unused portion of the Available Total Commitment become effective prior to the last stated maturity date of any commercial paper note which was conveyed to any Conduit Lender pursuant to Section 9.12.

            SECTION 2.11 Rescission or Return of Payment.

            The Borrower further agrees that, if at any time all or any part of any payment theretofore made by it to any Secured Party or their designees is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

            SECTION 2.12 Fees Payable by Borrower.

            The Borrower agrees to pay the Agent such fees as are set forth in the Fee Letter.

            SECTION 2.13 Post Default Interest.

            The Borrower hereby promises to pay interest on the unpaid principal amount of each Advance and any other amount payable by the Borrower hereunder, in each case, which shall not be paid in full when due, for the period commencing on the due date thereof until but not including the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on the Agent’s demand.

            SECTION 2.14 Payments.

            (a)   Subject to Section 9.12, all amounts owing and payable to the Secured Parties under the Program Documents, including, without limitation, the principal amount of outstanding Advances, Yield, fees, expenses and indemnities, shall be paid in Dollars, in immediately available funds on or prior to 11:00 a.m. (New York City time) on the date due without counterclaim, setoff, deduction, defense, abatement, suspension or deferment to the Agent’s Account. Any payment paid after 11:00 a.m. (New York City time) on any day shall be deemed to have been made on the next Business Day for all purposes of this Agreement.

            (b)   All computations of interest at the Post-Default Rate and all computations of Yield, fees and other amounts payable by the Borrower hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

            (c)   Subject to Sections 7.03 and 9.12, upon receipt of funds from the Borrower deposited into the Agent’s Account, the Agent shall distribute such funds, first to the Lenders and the Secondary Lenders on a pro rata basis in accordance with such amounts due and owed to each Lender and each Secondary Lender in payment of all accrued and unpaid Yield due and owing to the Lenders and Secondary Lenders, second to the Secured Parties in payment of any other fees or other amounts due and owed to the Secured Parties in respect of the Secured Obligation on a pro rata basis in accordance with such amounts due and owed to each Secured Party under this Agreement and the other Program Documents (other than in respect of the principal amount of the Advances), and third to the payment of the principal amount of the Advances owing to each Lender and each Secondary Lender on a pro rata basis in accordance with such amounts owed to each such Lender and Secondary Lender.

            (d)   If the Borrower conveys a Related XLReB Asset which constitutes a commercial paper note of a Conduit Lender (a “Related CP Note”) pursuant to Section 9.12, the Accrued Value of its Related CP Note as of such Conveyance Date will be applied to the outstanding principal amount of and the accrued and unpaid Yield on the related Advance of such Conduit Lender (the “Related Conduit Advance”) on the date which is the earlier to occur of (i) the stated maturity date of such Related CP Note, and (ii) the date such Related CP Note is resold by or on behalf of such Conduit Lender; provided, however, that for purposes of computing the Borrowing Base Test, the Asset Coverage Test, any Liquidation Fee, breakage costs and the fees payable under the Fee Letter, the Accrued Value of such Related CP Note shall be deemed to have been applied to the outstanding prin cipal amount of and accrued and unpaid

Yield of such Related Advance in accordance with Section 9.12(a) as of the Conveyance Date of such Related CP Note. For the avoidance of doubt, the parties hereto acknowledge that (i) nothing in this clause (d) shall alter or affect the obligations, rights or liabilities of the Borrower under any other provision of the Program Documents including Section 9.12, and (ii) to the extent that the aggregate Accrued Value of the Related CP Notes conveyed on any Conveyance Date is sufficient to fully discharge the outstanding principal and Yield on the Related Conduit Advance as of the Conveyance Date of such Related CP Notes, such Conduit Lender shall have no recourse against the Borrower for the principal and Yield in respect of such Related Conduit Advance and shall look solely to such Related CP Notes for the payment of the principal amount of and the Yield accrued and to accrue on such Related Conduit Advance. Notwithstanding anything to the contrary in this clause (d), the Borrower’s obligation to repay the outstanding principal balance of any Related Conduit Advance (or portion thereof) and the accrued Yield thereon shall, as of the Conveyance Date of the Related CP Notes conveyed, be discharged and satisfied to the extent of the aggregate Accrued Value of such Related CP Notes which are conveyed in respect of such Related Conduit Advance free and clear of Adverse Claims in accordance with Section 9.12(b).

            SECTION 2.15 Borrower’s Obligations Absolute.

            Subject to the provisions of Section 9.12, the Borrower’s obligations under this Agreement and under the other Program Documents shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Agent, any Lender, any Secondary Lender or any other Person.

ARTICLE III.
CONDITIONS PRECEDENT

            SECTION 3.01 Conditions Precedent to the Effectiveness of this Agreement.

            The effectiveness of this Agreement and any Lender’s and any Secondary Lender’s obligations hereunder shall be subject to the conditions precedent that the Agent shall have received the following, each (unless otherwise indicated) in form and substance reasonably satisfactory to the Agent in sufficient copies for the Lenders and the Secondary Lenders:

            (a)   the Trust Agreement and each of the Program Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

            (b)   the signed opinions of counsel to the Borrower addressed to the Agent, each Lender and each Secondary Lender as to such matters as the Agent shall have reasonably requested;

            (c)   if requested by a Conduit Lender or Citibank on or prior to the Closing Date, an Advance Note duly executed and completed by the Borrower to such Conduit Lender or Citibank, as applicable;

             (d)   all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, which may be required to be obtained or made by the Borrower in connection with the transactions contemplated by any Program Document or the Trust Agreement;

            (e)   a certificate of a Responsible Officer of the Borrower certifying (i) as to its certificate of incorporation, by-laws or other organizational documents, (ii) as to the resolutions of its Board of Directors approving the Program Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Program Documents to which it is a party are true and correct, (iv) to the best of its knowledge no Default or Event of Default has occurred and is continuing, and (v) the incumbency and specimen signature of each of its officers authorized to execute the Program Documents to which it is a party;

            (f)   the Agent shall have received time stamped receipt copies or other confirmation of submission for filing) of UCC-1 financing statements duly filed on or before the date hereof under the UCC in the District of Columbia in order to perfect the security interest of the Agent on behalf of the Secured Parties in the Assigned Collateral, each of which shall be in form, scope and substance satisfactory to the Agent;

            (g)   proper termination financing statements, if any, necessary to release all Adverse Claims of any Person in any of the Assigned Collateral of the Borrower previously granted by the Borrower;

            (h)   completed requests for information, dated on or before the date of such initial transfer and all other effective financing statements filed in the jurisdiction referred to in subsection (f) above that name the Borrower as debtor, together with copies of such other financing statements (none of which shall cover any of the Assigned Collateral);

            (i)   evidence that the charges granted under this Agreement in respect of the Assigned Collateral have been duly registered in Bermuda in the office of Registrar of Companies pursuant to the provisions of the Companies Act 1981, in order to ensure that no Person can have priority over the Agent’s charge in the Assigned Collateral;

            (j)   the fees to be received by it on or prior to the Closing Date under the Fee Letter; and

            (k)   from the Borrower, such other instruments, certificates and documents as the Agent shall have reasonably requested, all in form and substance reasonably satisfactory to the Agent.

            SECTION 3.02 Conditions Precedent to All Advances.

            The obligation of the Lenders and the Secondary Lenders to make any Advance on any Borrowing Date (including on the initial Borrowing Date) shall be subject to the fulfillment of the following conditions:

            (a)   each of the representations and warranties of the Borrower contained in this Agreement and the other Program Documents shall be true and correct in all material respects and shall continue to be true immediately after giving effect to such Advance;

            (b)   no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Advance;

            (c)   the conditions precedent set forth in Section 3.01 shall have been fully satisfied;

            (d)   immediately after giving effect to such Advance each of the Borrowing Base Test and the Asset Coverage Test shall be fully complied with;

            (e)   immediately after the making of any such Advance, the aggregate outstanding principal amount of all Advances shall not exceed the Available Total Commitment; and

            (f)   a pro-forma Investor Report based on the most recent month end valuations, which shall evidence compliance with the Borrowing Base Test, the Asset Coverage Test and the other terms of this Agreement after giving effect to the Advances to be made on such Borrowing Date; and

            (g)   the Agent shall have received such other instruments, certificates and documents as the Agent shall have reasonably requested.

            SECTION 3.03 Conditions Subsequent.

            The Borrower shall use all commercially reasonable efforts to, as promptly as practicable following the Closing Date, amend or waive the terms of each of the Existing Credit Agreements to permit the Available Total Commitment to be increased to $500,000,000. Upon obtaining such consents the Borrower shall provide to the Agent a certificate (the “Consent Effective Date Certificate”) of a Responsible Officer of the Borrower certifying that (i) the Borrower obtaining Advances under this Agreement in an aggregate principal amount equal to $500,000,000, and its compliance with the Borrowing Base Test, the Asset Coverage Test and the other terms of this Agreement, will not violate or contravene any terms or conditions of the Existing Credit Agreements, and (ii) as of the date of such Certificate, the representations and warranties of the Borrower set forth in Section 4.01 of this Agreement ar e true and correct.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

            SECTION 4.01 Representations and Warranties of the Borrower.

            The Borrower represents and warrants on and as of the Closing Date, each Borrowing Date and the Consent Effective Date (and in respect of clause (g) below each date such information is provided), as follows:

            (a)   Due Organization. The Borrower (i) is a corporation, duly organized and validly existing under the laws of Bermuda, (ii) is duly qualified to do business in each jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to give rise to a Material Adverse Effect, and (iii) has obtained or made all Governmental Authorizations, Private Authorizations and Governmental Filings required for the ownership of its properties, the conduct of its business and the execution, delivery and performance of its obligations under this Agreement and the other Program Documents to which it is a party, except where the failure to obtain or make the same could not reasonably be expected to give rise to a Material Adverse Effect.

            (b)   Power and Authority. The Borrower has all necessary power and authority to execute, deliver and enter into each Program Document to which it is a party, to enter into the transactions contemplated by each Program Document to which it is a party and to perform all of its obligations thereunder.

            (c)   Due Authorization. The execution, delivery and performance by the Borrower of each Program Document to which it is a party have been duly authorized by all necessary corporate action.

            (d)   Noncontravention. Neither the execution and delivery by the Borrower of this Agreement or any other Program Document to which it is a party, or any instrument or agreement executed or delivered by the Borrower in connection therewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by it, will (i) conflict with, or result in a breach or violation of, or constitute a default under its certificate of incorporation, by-laws or other organizational documents, (ii) conflict with or contravene any (A) Applicable Law, except where such conflict or contravention of Applicable Law could not be reasonably expected to give rise to a Material Adverse Effect, or (B) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or any Assigned Collat eral, (iii) conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its properties is bound (or to which any such obligation, agreement or document relates, including, without limitation, the Existing Credit Agreements), or (iv) result in any Adverse Claim upon any Assigned Collateral.

            (e)   Valid and Binding Agreement. Each Program Document to which the Borrower is a party has been duly executed by the Borrower and is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles.

            (f)   Actions, Suits and Proceedings. Except as disclosed in Schedule IV hereto or as routinely encountered in claims activity, there are no actions, suits or proceedings by or before any arbitrator or Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

            (g)   Information and Reports. Each Investor Report, each Notice of Borrowing, each Trustee Activity Report and all other material written information, reports, certificates and statements provided by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Program Documents or the transactions contemplated hereby or thereby is, and all such written information hereafter provided by or on behalf of the Borrower to any Secured Party are true, correct and complete in all material respects on the date such information is stated or certified and no such information contains, any material misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect under the circumstances in which they were made. To the best of the Borrower’s actual knowledge, all writ ten information, reports, certificates and statements provided by the Custodian to any Secured Party for purposes of or in connection with this Agreement, the other Program Documents or the transactions contemplated hereby or thereby is, and all such information hereafter provided by the Custodian to any Secured Party are, true, correct and complete in all material respects on the date such information is stated or certified and to the best of the Borrower’s actual knowledge, no such information contains any material misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect under the circumstances in which they were made.

            (h)   Regulated Entities. The Borrower is not an “investment company” or a company “controlled by an investment company”, for the purpose of the Investment Company Act. The Borrower is not subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, any public utilities code, or any other Applicable Law limiting its ability to incur Debt.

            (i)   Borrowing Base Eligible Assets, Adverse Claims, Etc. Each Asset which comprises the Assigned Collateral which is taken into account in determining the Borrower’s compliance with the Borrowing Base Test constitutes a Borrowing Base Eligible Asset, and the Borrower owns each such Asset free and clear of Adverse Claims. This Agreement and the Control Agreement and the actions required to be taken pursuant to the terms hereof and thereof are effective to create and perfect in the Agent, for the benefit of the Secured Parties, a perfected security interest in the Assigned Collateral free and clear of all Adverse Claims. As of the initial Borrowing Date and at all times thereafter, the Agent on behalf of the Secured Parties has a perfected security interest in the Assigned Collateral free and clear of all Adverse Claims and, no actions, except as have been taken, are necessary to perf ect or protect such security interest free and clear of Adverse Claims.

            (j)   No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

            (k)   Taxes. The Borrower and its Subsidiaries have filed by the required filing date all tax returns that are required to be filed by it, and has paid all taxes, including, without limitation, all payroll taxes and federal, state or foreign withholding taxes, and all assessments payable by it that have become due, other than those that are not yet delinquent and those that are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contests, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. On the Closing Date there is no ongoing audit by a taxing authority or other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower’s or any of its Subsidiary’s tax liability, for any period for which returns have been filed or were due. As used in this 4.01(k) and in Section 5.01(b), the term “taxes” includes all taxes of any nature whatsoever and however denominated, i ncluding, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

            (l)   Financial Condition. The audited consolidated financial statement of the Borrower as of December 31, 2001, certified by PricewaterhouseCoopers LLP independent auditors, fairly presents in conformity with GAAP the financial position of the Borrower and its consolidated Subsidiaries at such date and since such date there has been no material adverse change in the business, financial condition or results of operations of the Borrower.

            (m)   Principal Office. The principal place of business and chief executive office of the Borrower is located at the address referred to in Section 9.02. The Borrower has not transacted any business under any name other than “XL Re Ltd” and the other names specified on Schedule V hereto.

            (n)   Insurance Act. The Borrower has not received any direction or other notification by the Minister of Finance of Bermuda pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

            (o)   ERISA. The Borrower is not a member of an ERISA Group, has no Plan, Multiemployer Plan or Benefit Arrangement subject to ERISA and is not an ERISA Fiduciary.

            (p)   Borrowing Base Test; Asset Coverage Test, Etc. The Borrowing Base Test and the Asset Coverage Test are each satisfied and on each Borrowing Date the Borrower is in compliance with all conditions specified in Section 3.02.

            (q)   Regulations T, U and X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Borrower, any Affiliate of the Borrower or any Person acting on its behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Advances or the use of proceeds of the Advances to violate Regulation T, Regulation U or Regulation X.

ARTICLE V.
COVENANTS

            SECTION 5.01 Affirmative Covenants of the Borrower.

            From the date hereof until the Program Termination Date:

            (a)   Compliance with Agreements. The Borrower shall comply in all material respects with the terms and conditions of each Program Document to which it is a party.

            (b)   Compliance with Laws; Taxes. The Borrower shall comply and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws with respect to it, its business and properties (including, without limitation, the establishment of all insurance reserves required to be established under SAP and Applicable Law restricting its investments) where the failure to so comply could reasonably be expected to give rise to a Material Adverse Effect and cause to be paid and discharged when due all taxes, assessments and other governmental charges, assessments or levies imposed upon it, or upon any of its income or Assets, prior to the day on which penalties are attached thereto, unless and to the extent that the same (x) shall be contested in good faith by appropriate actions and with respect to which adequate reserves have been established on its books in accordance with G AAP, and (y) could not otherwise reasonably be expected to give rise to a Material Adverse Effect.

            (c)   Continued Existence. The Borrower shall maintain and shall cause each of its Subsidiaries to, maintain its corporate existence and its rights and franchises in full force and effect in its jurisdiction of incorporation, except where the failure to maintain such corporate existence and rights and franchises would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that the foregoing shall not prohibit any merger or consolidation permitted under Section 5.02(c). The Borrower shall qualify and shall cause each of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain and shall cause each of its Subsidiaries to, maintain with fi nancially sound and reputable insurers, insurance with respect to its properties in such amounts as is customary in the case of corporations engaged in the same or similar businesses having similar properties similarly situated. The Borrower shall maintain and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by and used or useful in its business and will make or cause to be made all needed and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not impose on the Borrower or any Subsidiary of the Borrower any obligation in respect of any property leased by the Borrower or such Subsidiary in addition to the Borro wer’s obligations under the applicable document creating the Borrower’s or such Subsidiary’s lease or tenancy.

            (d)   Financial Statement; Accountants’ Reports, Other Information. The Borrower shall keep or cause to be kept in reasonable detail and in accordance with the requirements of GAAP and SAP books and records of account of the Borrower’s Assets and business. The Borrower shall furnish to the Agent (with enough additional copies for each Lender and each Secondary Lender):

              (i)   within 135 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (if such figures were already produced for such corresponding period or periods) all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiari es on a consolidated basis in accordance with GAAP or SAP, as the case may be, consistently applied;

              (ii)   within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year (if such figures were already produced for such corresponding period or periods), all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP or SAP, as the case may be, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

              (iii)   concurrently with any delivery of financial statements under clause (i) or (ii) of this Section 5.01(d), a certificate signed on behalf of the Borrower by a Responsible Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or SAP or in the application thereof has occurred since the date of the audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

              (iv)   concurrently with any delivery of financial statements under clause (i) of this Section 5.01(d), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

              (v)   on or before the twentieth (20th) day of each calendar month (the “Monthly Reporting Date”) or more frequently as the Agent shall request (which may be daily), an Investor Report substantially in the form of Schedule I hereto, together with a certificate of a Responsible Officer of the Borrower in substantially the form of Annex A to the Investor Report;

              (vi)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its respective Subsidiaries with the SEC, or any Authority succeeding to any or all of the functions of the SEC, or with any U.S. or other securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

              (vii)   copies of all filings (other than nonmaterial filings) with Authorities by the Borrower or any of its Subsidiaries not later than five (5) Business Days after such filings are made, including, without limitation, filings which seek Governmental Authorizations with respect to transactions between the Borrower or any of its Affiliates;

              (viii)   within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material Governmental Authorization of the Borrower by any Authority or of receipt of notice from any Authority notifying the Borrower of a hearing relating to such a suspension, termination or revocation, including any request by an Authority which commits the Borrower to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower to conduct its business;

              (ix)   promptly, notice of any actual or, to the best of the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of the Borrower;

              (x)   promptly upon its receipt, (A) a copy of all material notices and reports from the Trustee, the Custodian or any other party to any Program Document including, without limitation, any notice of the termination of the Trust Agreement, the Custodial Agreement, the Control Agreement or any other Program Document, and (B) upon the prior written request of the Agent, copies of any Trustee Activity Report; and

              (xi)   promptly following any request therefor, such other information regarding the Assigned Collateral, the operations, business affairs and financial condition of the Borrower and its Affiliates, or compliance with the terms of the Program Documents, as the Agent may reasonably request;

            (e)   Audits. The Borrower shall annually (or more frequently as the Agent may require after the occurrence of and during the continuance of a Default or an Event of Default) and at the sole cost and expense of the Borrower (i) cause PricewaterhouseCoopers LLP, or another independent nationally recognized accounting firm selected by the Borrower and reasonably satisfactory to the Agent, to enter the premises of the Borrower and any Person to whom the Borrower delegates all or any portion of its duties under any Program Document and conduct a commercial finance examination of the books, records and accounts of the Borrower or such other Person relating to its business, financial condition, operations and the Borrower ‘s or such other Person’s performance under the Program Documents to which the Borrower is a party, (ii) permit such accounting firm to discuss the Borrower’s or such other Person’s affairs, financial condition and performance under this Agreement, the Custodial Agreement, the Control Agreement and the Fee Letter with the officers, partners, employees and accountants of the Agent, (iii) cause such accounting firm to provide to the Agent, for itself and as agent for the Secured Parties, with a certified report in respect of the foregoing, which shall be in form and scope reasonably satisfactory to the Agent, and (iv) authorize such accounting firm to discuss such affairs, finances and performance with representatives of the Agent and its designees; it being understood that such commercial finance examination and report of such accountants may be coordina ted with the Borrower ‘s regular annual audit by the Borrower ‘s accountants; provided, that so long as no Default or Event of Default shall have occurred and be continuing the examinations, the discussions and the reports contemplated by clause (i), (ii), (iii) and (iv) of this Section 5.01(e) shall be limited in scope to the information, procedures and subject matter contemplated by Schedule VI hereto.

            (f)   Access to Records. The Borrower shall permit the Agent or any Person designated by the Agent to, upon reasonable advance notice and during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates and any Person to which it delegates any of its duties under the Program Documents, books, records and accounts relating to its affairs and financial condition, the Assigned Collateral and its and such Person’s performance under the Program Documents and to discuss the foregoing with the officers, partners, employees and accountants of the Borrower and such Person, all as often as the Agent may reasonably request. The Borrower shall, as promptly as practicable (and in any event within thirty (30) days following the Closing Date), cause the Custodian to provide to the Agent daily direct on-line access to computer records of the Custodian which spec ify each of the Assets which comprise the Assigned Collateral and the Asset Value of each such Asset as of the last determination date.

            (g)   Maintenance of Business. The Borrower shall continue and shall cause each of its Subsidiaries to continue to engage in substantially the same business or businesses as it engaged in (or proposed to engage in) on the Closing Date and businesses related or incidental thereto, maintain all Governmental Authorizations and Private Authorizations and file all Governmental Filings as are required for the conduct of its business and the performance of its obligations under the Program Documents, except where the failure to maintain or file the same could not reasonably be expected to give rise to a Material Adverse Effect.

            (h)   Borrowing Base Test; Asset Coverage Test. The Borrower shall ensure that a sufficient amount of Assets are deposited in or to the credit of the Collateral Accounts so that each of the Borrowing Base Test and the Asset Coverage Test will be satisfied at all times.

            (i)   Use of Proceeds. The Borrower agrees that the net proceeds of any Advance made hereunder shall be used solely for the purposes of contributing to the Trust Account permitted investments for reinsurance trusts under the Insurance Law of the State of New York and the regulations promulgated thereunder.

            (j)   Further Assurances. The Borrower shall promptly, at its expense, execute and deliver such further instruments and take such further action as may be commercially reasonable in order to (i) establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Secured Parties including, without limitation, all such actions which are necessary or advisable to maintain and protect the Secured Parties’ first priority perfected security interest in the Assigned Collateral free and clear of Adverse Claims, and (ii) enable the Secured Parties to enforce their rights and remedies under the Program Documents.

            (k)   Defense of Secured Party’s Interest. The Borrower shall defend each of the Secured Parties’ right and interest in and to the Assigned Collateral against all Adverse Claims of all Persons whomsoever, other than Adverse Claims created by or attributable to any Secured Party or their successors and assigns.

            (l)   Custody and Control. The Borrower shall at all times, cause the Custodian to have and maintain in its custody all Assigned Collateral in accordance with the terms of the Custodial Agreement and the Control Agreement. If at any time the Custodian shall cease to constitute a Qualified Institution, the Borrower shall, as promptly as reasonably practicable (and in any event within forty-five (45) days of such event) (i) replace such Custodian with a Qualified Institution reasonably satisfactory to the Agent, (ii) cause such successor Qualified Institution to establish new “Collateral Accounts” meeting the requirements of the Control Agreement and assume the duties of the Custodian under the Custodial Agreement and the Control Agreement, and (iii) cause the Agent to receive such certificates and opinions as it shall have reasonably requested.

            (m)   Proceeds of Assigned Collateral. The Borrower shall cause all Proceeds of the Assigned Collateral to be remitted to the Collateral Account.

            (n)   Permitted Debt Securities. Upon the written request of the Agent, the Borrower agrees to as promptly as reasonably possible confirm in writing whether the debt securities of a potential assignee of a Lender or a Secondary Lender are eligible for inclusion in the Trust Portfolio in accordance with the terms of the Trust Agreement.

            SECTION 5.02 Negative Covenants of the Borrower.

            From the date hereof until the Program Termination Date, the Borrower shall not:

            (a)   Amendments to Program Documents; Organizational Documents. The Borrower shall not, without the prior written consent of the Agent, amend, terminate, supplement or otherwise modify any Program Document or any of its organizational documents if the same could reasonably be expected to give rise to a Material Adverse Effect.

            (b)   Liens. The Borrower shall not create any Adverse Claims, or any other type of preferential arrangement, upon or with respect to any of the Assigned Collateral or the Trust Portfolio, whether now owned or hereafter acquired, except for Permitted Liens.

            (c)   Mergers; Dispositions. The Borrower shall not merge with or into or consolidate with any other Person, except that if no Default or Event of Default shall have occurred and be continuing or shall exist at the time of such merger or consolidation or immediately thereafter and after giving effect thereto, the Borrower may merge or consolidate with any other corporation, including a Subsidiary, if the Borrower shall be the surviving corporation. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except (i) Dispositions in the ordinary course of business involving current assets or other assets classified on the Borrower’s bal ance sheet as available for sale, (ii) Dispositions in immediate exchange for cash or tangible assets, provided, that any such Dispositions shall not individually, or in the aggregate for the Borrower and its Subsidiaries, exceed $500,000,000 in any calendar year, (iii) Dispositions of equipment or other property which is obsolete or no longer used or useful in the conduct of the business of the Borrower or its Subsidiaries, or (iv) Dispositions between the Borrower and its wholly-owned Subsidiaries.

            (d)   Impairment of Rights. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under any Program Document to which it is a party or which would cause a Default or Event of Default or take any action not required by law, or fail to take any lawful action, if such action or failure to take such action could reasonably be expected to give rise to a Material Adverse Effect.

            (e)   ERISA. The Borrower shall not be a member of an ERISA Group or have any Plan, Multiemployer Plan or Benefit Arrangement subject to ERISA or be an ERISA Fiduciary.

            (f)   Margin Requirements. The Borrower shall not use any proceeds of any Advance to purchase or carry Margin Stock and, without limiting the foregoing, shall not have more than 25% of its total assets represented by Margin Stock.

            (g)   Name Change. The Borrower shall not change its name (i) without giving the Agent at least thirty (30) days’ prior written notice, and (ii) unless all actions necessary and appropriate to protect and perfect the Secured Parties’ first priority perfected security interest in the Assigned Collateral have been taken and completed.

ARTICLE VI.
EVENTS OF DEFAULT

            SECTION 6.01 Events of Default.

            If any of the following events (each an “Event of Default”) shall occur:

            (a)   the Borrower shall fail to make or cause to be made in the manner and when due any payment or deposit to be made or to be caused to be made by it under any of the Program Documents and such failure shall continue for three (3) Business Days; or

            (b)   the Borrower shall fail to comply with Section 2.05(b), clauses (g), (i) or (l) of Section 5.01 or clauses (a) or (c) of Section 5.02; or

            (c)   the Borrower shall fail to perform or observe any other material term, covenant or agreement on its part to be performed or observed under this Agreement or any other Program Document, and any such failure by the Borrower shall continue for twenty (20) days after the Borrower has actual knowledge of such failure; or

            (d)   any representation or warranty made or deemed made by the Borrower under or in connection with this Agreement or any other Program Document or any certificate or report delivered by or on behalf of the Borrower in connection therewith shall be false or incorrect in any material respect when made or deemed made or delivered or any material representation or warranty made or deemed made by the Borrower in any other Program Document or any certificate or report delivered by or on behalf of the Borrower in connection therewith shall be false or incorrect in any material respect when made or deemed made or delivered; or

            (e)   the Agent on behalf of the Secured Parties shall for any reason cease to have a valid and perfected first priority security interest in the Assigned Collateral free and clear of all Adverse Claims or the Custodian shall not have custody and control of the Assigned Collateral, as contemplated by the Control Agreement; or

            (f)   the Borrower shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, rehabilitation, adjustment, protection, relief, or composition of it or its debts under the Bermuda Companies Law or any other similar applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, liquidator, rehabilitator or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such pr oceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

            (g)   any material provision of any Program Document by decision, rule, or order of court arbitrator shall cease to be a legal, valid and binding obligation of any of the parties purported to be bound thereby, enforceable in accordance with its respective terms or any party thereto (other than a Secured Party) shall so assert in writing; or

            (h)   any judgment or order, or any series of judgments or orders, shall have been entered against the Borrower, provided that (i) such judgments or orders shall aggregate to $100,000,000 or more, and (ii) enforcement actions have been commenced with respect thereto and have not been dismissed or stayed pending appeal within thirty (30) days of such entry; or

            (i)   either (1) the Custodian shall at any time cease to serve as securities intermediary under the Control Agreement or custodian for the Borrower under the Custodial Agreement, unless a successor thereto which is a Qualified Institution reasonably satisfactory to the Agent shall have assumed its duties thereunder and in accordance with the terms of thereof and the Agent shall have received such certificates and opinions as it shall have reasonably requested, or (2) the Custodian or the Borrower shall have given notice of the termination of the Custodial Agreement in respect of the Borrower or the Control Agreement; provided, however, that events specified in clause (2) above shall not constitute an Event of Default if prior to the fifth (5th) Business Day immediately preceding the effective date of such termination a successor which is a Qualified Institution reasonably sati sfactory to the Agent shall have been appointed as securities intermediary and custodian under the Control Agreement and the Custodial Agreement and the Agent shall have received such certificates and opinions as it shall have reasonably requested; or

            (j)   the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or

            (k)   the Borrower or any of its Subsidiaries shall default (i) in any payment of principal of or interest on any other obligation for borrowed money in principal amount of $50,000,000 or more, or any payment of any principal amount of $50,000,000 or more under Hedging Agreements, in each case beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any such agreement (other than Hedging Agreements) under which any such obligation in principal amount of $50,000,000 or more is created, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to terminate its commitment under such agreement, provided that this clause (k) of Section 6.01 shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; or

            (l)   any change in Law shall be enacted, which would limit the ability of the Agent, or any Secured Party to foreclose upon its interest in, or in the event of such foreclosure to dispose of, the Assigned Collateral or to be granted the security interest in Assigned Collateral as contemplated by the Program Documents; or

            (m)   the Borrower shall (i) sell or otherwise dispose of all or substantially all of its assets, unless such disposition is permitted under Section 5.02(c), or (ii) consolidate with or merge into any other Person in a transaction in which it is not the surviving entity, unless in each case the Agent has consented to the same in writing; or

            (n)   the Borrower shall cease to have the Required Ratings; or

            (o)   any portion of the Trust Portfolio shall be withdrawn by or transferred to the Cedant or utilized to make any payment to the Cedant or the Trustee, including, without limitation, any withdrawal by the Cedant of Assets consisting of the Assets in the Trust Account for deposit in a Cedant’s Security Account;

then, and in any such event, in addition to all rights and remedies specified in this Agreement and the Security Agreement, including without limitation, Article VII, and the rights and remedies of a secured party under Applicable Law including, without limitation the UCC, the Agent may, upon the occurrence of an Event of Default, by notice to the Borrower (i) terminate the Available Total Commitment, (ii) declare the Lender Termination Date and the Secondary Lender Termination Date to have occurred, and/or (iii) declare the outstanding Advances to be due and payable (in which case the Lender Termination Date, the Secondary Lender Termination Date and the Maturity Date shall be deemed to have occurred); provided, that, upon the occurrence of any event (without any requirement for the passage of time or the giving of notice, or both) described in subsection (f) of this Section 6.01, the Lender Termination Date and the Maturity Date shall be deemed to have autom atically occurred and the Available Total Commitment shall be automatically terminated.

ARTICLE VII.
PLEDGE OF ASSIGNED COLLATERAL; RIGHTS OF THE AGENT

            SECTION 7.01 Security Interests.

            As collateral security for the prompt, complete and unconditional payment and performance of all of the Secured Obligations, the Borrower hereby pledges, hypothecates, assigns, transfers, sets over and delivers to the Agent for the benefit of the Secured Parties and grants to the Agent for the benefit of the Secured Parties a continuing Lien upon and security interest in, all of the Borrower’s right, title and interest in, to and under the following assets and properties whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Assigned Collateral”):

            (i)   all Assets, cash, investments and property in each case to the extent credited from time to time to or for the account of any Collateral Account and all security entitlements with respect thereto;

            (ii)   the Collateral Accounts;

            (iii)   all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the assets, investments and property described in clause (i) above;

            (iv)   all rights and remedies of the Borrower under the Custodial Agreement in respect of the Assets, cash, investments and property described in clause (i) above;

            (v)   all security interests, collateral, liens, property, guaranties, insurance and agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments, property, security entitlements and obligations described above;

            (vi)   all accounts, contract rights, documents, instruments, securities, investment property, chattel paper, general intangibles (including payment intangibles), inventory, goods, equipment and all other property of every kind and nature, now owned or hereafter acquired in respect of the assets, investments, property, security entitlements and obligations described above; and

            (vii)   all Proceeds of any and all of the foregoing.

            Notwithstanding the foregoing provisions of this Section 7.01, the Assigned Collateral shall not include any Margin Stock. The Agent is hereby authorized to file financing statements describing the Assigned Collateral.

            SECTION 7.02 Substitution of Collateral; Release of Security Interest; Control Agreement.

            (a)   So long as each of the Borrowing Base Test and the Asset Coverage Test will be fully satisfied after giving effect thereto and no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such sale or disposition, the Borrower may sell or dispose of or substitute Assigned Collateral in accordance with the terms of this Agreement and the Control Agreement. The Agent will not deliver a Notice of Exclusive Control under the Control Agreement unless an Event of Default shall have occurred and be continuing.

            (b)    After the Program Termination Date shall have occurred, the Agent at the request of the Borrower shall promptly execute, deliver and file such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Assigned Collateral and to terminate the Control Agreement. Any and all actions under this Section 7.02 shall be at the sole cost and expense of the Borrower and shall be without any recourse to, or representation or warranty by any Secured Party (other than representations from a Secured Party that there are no Liens on the Assigned Collateral arising by or through it).

            SECTION 7.03 Application of Proceeds.

            (a)   Subject to Section 9.12, after the occurrence of an Event of Default, all amounts received in respect of the Secured Obligations, including without limitation all Proceeds resulting from the sale or other disposition of the Assigned Collateral, shall be applied by the Agent in the following order and priority:

            First, to the payment of all amounts advanced or expended by the Agent and all costs and expenses incurred by the Agent in connection with the enforcement of the Secured Parties’ rights and remedies under the Program Documents;

            Second, to the extent funds are remaining after the above application, to the Lenders and the Secondary Lenders to the payment of all accrued and unpaid Yield on all outstanding Advances on a pro-rata basis according to the amount of accrued Yield owing to the Lender and Secondary Lender;

            Third, to the extent funds are remaining after the above applications, to the Lenders and the Secondary Lenders to the payment of the principal amount of each outstanding

Advance on a pro-rata basis according to the amount of principal owing to each Lender and each Secondary Lender;

            Fourth, to the extent funds are remaining after the above applications, to the Secured Parties to the payment of all fees payable under the Fee Letter on a pro rata basis according to the amount of such fees owing to each such Person; and

            Fifth, to the extent funds are remaining after the above applications, to the Secured Parties to the payment of all other amounts payable to such Persons pursuant to this Agreement and the other Program Documents on a pro rata basis according to the amounts owed to each such Secured Party.

            The Agent shall, after the Program Termination Date, remit the remaining excess Proceeds which it had received from the sale or disposition of the Assigned Collateral to such account or party as the Borrower shall designate in writing.

            (b)   For purposes of determining the application to be made of such monies and other cash proceeds by the Agent to the Lenders and the Secondary Lenders pursuant to this Section 7.03, the Agent may rely exclusively upon a certificate or other statement of such Lender or such Secondary Lender, as the case may be, setting forth in reasonable detail the amount then owing to such Lender or such Secondary Lender, as the case may be. The Agent shall not be liable for any application of funds in accordance with any certificate or direction delivered pursuant to this Section 7.03; provided, however, that no application of funds in accordance with any certificate delivered pursuant to this Section 7.03 shall be deemed to restrict or limit the right of any party to contest with the purported obligee its respective liability in respect of the amount set forth in such certificate.

            SECTION 7.04 Rights and Remedies.

            (a)   The Agent on behalf of the Secured Parties shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Agent or its designees may (i) deliver a Notice of Exclusive Control to the Custodian; (ii) instruct the Custodian to deliver any or all of the Assigned Collateral to the Agent or its designees and otherwise give all instructions and entitlement orders to the Custodian regarding the Assigned Collateral; (iii) sell or otherwise dispose of all or any portion of the Assigned Collateral, all without judicial process or proceedings; (iv) take control of the Proceeds of any of the Assigned Collateral; (v) exercise any consensual or voting rights in respect of the Assigned Collateral; (vi) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Assigned Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Assigned Collateral; (viii) require that the Borrower immediately take action to liquidate the Assigned Collateral on deposit in or to the credit of the Collateral Account to pay amounts due and payable in respect of the Secured Obligations; (ix) endorse the name of the Borrower upon any items of payment relating to the Assigned Collateral or upon any proof of claim in bankruptcy against an account debtor; and (x) exercise all rights and remedies of the Borrower described in clause (iv) of Section 7.01. For purposes of taking the actions described in Subsections (i) through (x) of this Section 7.04(a), the Borrower hereby irrevocably appoints the Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Secured Obligations remain unpaid), with power of substitution, in the name of the Agent or in the name of the Borrower or otherwise, for the use and benefit of the Agent, but at the cost and expense of the Borrower and without notice to the Borrower.

            (b)   All sums paid or advanced by the Agent in connection with the foregoing and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Agent on demand and shall constitute and become a part of the Secured Obligations secured hereby.

            SECTION 7.05 Remedies Cumulative.

            Each right, power, and remedy of the Agent as provided for in this Agreement or in the other Program Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Program Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

            SECTION 7.06 Enforcement of Rights and Remedies by the Borrower.

            The Borrower agrees that it shall upon the request of the Agent (and at the Borrower’s own expense) diligently enforce the rights and remedies under the Custodial Agreement and at law or equity against the Custodian for the breach by the Custodian of any term, covenant or agreement thereunder relating to or affecting any Secured Party or any Assigned Collateral. In enforcing such rights and remedies the Borrower shall exercise the same degree of care that it would exercise if this Agreement had not been entered into; provided, that the Borrower shall not, in enforcing such rights and remedies, settle any claim without the prior written consent of the Agent (which consent shall not be unreasonably withheld).

ARTICLE VIII.
THE AGENT

            SECTION 8.01 Authorization and Action.

            The Lenders and the Secondary Lenders hereby irrevocably appoint and authorize the Agent to take such action as agent on their behalf and to exercise such powers under this Agreement and the other Program Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Program Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders or the Secondary Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Program Documents or Applicable Law.

            SECTION 8.02 Agent’s Reliance, Etc.

            Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Control Agreement or any of the other Program Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Borrower) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party, or any other Person and shall not be responsible to any Secured Party or any other Person for any statements, warranties or representations (whether written or oral) mad e in or in connection with this Agreement or the other Program Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Program Documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Program Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Program Document by acting upon any notice, consent, certificate or other instrument or writing (which may be delivered by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

            SECTION 8.03 Indemnification.

            Each of the Secured Parties agrees to indemnify and hold the Agent harmless (to the extent not reimbursed by the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Program Document or any action taken or omitted by the Agent under this Agreement or any other Program Document; provided, that no Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each of the Secured Parties agrees to reimburse the Agent promptly upon d emand for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration or enforcement (whether through negotiations, legal proceedings or otherwise) or legal advice in respect of rights or responsibilities under this Agreement or the other Program Documents, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Each Secured Party shall be obligated to pay its Proportionate Share of all amounts payable to the Agent under this Section 8.03. As used in this Section 8.03, the term “Proportionate Share” in respect of any Secured Party means the percentage, expressed as a fraction, the numerator of which is the amount of the Secured Obligations due and payable to such Secured Party and the denominator is the aggregate Secured Obligations due and payable to all Secured Parties.

ARTICLE IX.
MISCELLANEOUS

            SECTION 9.01 No Waiver; Modifications in Writing.

            No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Advances shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Secured Party at law or in equity. No amendment, modification, supplement, termination or waiver of this Agreement shall be effective unless the same shall be in writing and signed by each of the Agent and the Borrower . Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

            SECTION 9.02 Notices, Etc.

            Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by prepaid telegram (with messenger delivery specified in the case of a telegram), or by facsimile transmission, or by prepaid courier service, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 9.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to CAFCO:	Corporate Asset Funding Company, Inc.
c/o Citicorp North America, Inc. 450 Mamaroneck Avenue Harrison, New York 10528 Attention: U.S. Securitization Telephone No. (914) 899-7122 Facsimile No. (914) 899-7890

If to CRC:	Corporate Receivables Corporation.
c/o Citicorp North America, Inc. 450 Mamaroneck Avenue Harrison, New York 10528 Attention: U.S. Securitization Telephone No. (914) 899-7122 Facsimile No. (914) 899-7890

If to Charta:	Charta Corporation.
c/o Citicorp North America, Inc. 450 Mamaroneck Avenue Harrison, New York 10528 Attention: U.S. Securitization Telephone No. (914) 899-7122 Facsimile No. (914) 899-7890

If to Ciesco:	Ciesco, L.P.
c/o Citicorp North America, Inc. 450 Mamaroneck Avenue Harrison, New York 10528 Attention: U.S. Securitization Telephone No. (914) 899-7122 Facsimile No. (914) 899-7890

If to the Agent:	Citicorp North America, Inc.
c/o Citicorp North America, Inc. 450 Mamaroneck Avenue Harrison, New York 10528 Attention: U.S. Securitization Telephone No. (914) 899-7122 Facsimile No. (914) 899-7890

If to Citibank:	Citicorp North America, Inc.
388 Greenwich Street, 19th Floor New York, New York 10013 Attention: Portfolio Management Unit Telephone No.: (212) 816-0108 Facsimile No.: (212) 816-0245

If to the Borrower:	XL Re Ltd
XL House One Bermudiana Road Hamilton HM 11, Bermuda Attention: General Counsel, XL Capital Ltd Telephone No.:441-292-8515 Facsimile No.:441-292-5280

            SECTION 9.03 Taxes.

            (a)   Any and all payments by the Borrower under this Agreement, the Advance Notes or any other Program Document shall be made, in accordance with this Agreement, free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Agent, the Lenders and the Secondary Lenders (the “Payees”), (i) United States federal taxes and (ii) taxes that are imposed on or measured by a Payee’s net income by any taxing Authority and any franchise or other taxes imposed generally on or measured by net income, net receipts or not revenue in any jurisdiction which asserts jurisdiction to impose such taxes on the basis of contacts which such Secured Party maintains with such jurisdiction other than contacts arising out of the execution, delivery or performance of the Program Documents or the transactions contemplated thereby (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, under any Advance Note or under any other Program Document to any Payee, (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 9.03) such Payee receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) the Borrower shall also p ay, without duplication, to the applicable Payee, all additional amounts which such Payee specifies as reasonably necessary to preserve the after tax yield such Payee would have received if such Taxes had not been imposed.

            (b)   In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than United States Federal taxes) which arise from any payment made by the Borrower hereunder, under the Advance Notes or under any other Program Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Advance Note or under any other Program Document (hereinafter referred to as “Other Taxes”).

            (c)   The Borrower will indemnify each Payee for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.03) paid by any Payee in respect of the Borrower and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Payee makes written demand therefor to the Borrower.

            (d)   Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

            (e)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreement and obligations of the Borrower contained in this Section 9.03 shall survive the termination of this Agreement and the payment in full of principal and Yield on the Advance Notes.

            SECTION 9.04 Costs and Expenses; Indemnification.

            (a)   The Borrower agrees to promptly pay on demand all reasonable costs and expenses of each the Agent, the Conduit Lenders and Citibank in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement, the Advance Notes and the other Program Documents, including without limitation, subject to the terms of the Fee Letter, the reasonable fees and disbursements of counsel to the Agent, the Conduit Lenders and Citibank. The Borrower also agrees to promptly pay on demand all reasonable costs and expenses of each Secured Party in connection with the administration, modification and amendment of this Agreement, the Advance Notes and the other Program Documents including, without limitation, the reasonable fees and disbursements of counsel for each such Person with respect thereto and with respect to advising each Secured Party as to their respective rights, remedies and responsibilities under this Agreement and the other Program Documents, all actuarial fees, filing fees and periodic auditing expenses. The Borrower further agrees to pay on demand all reasonable costs and expenses of each Secured Party (including, without limitation, the reasonable fees and disbursements of counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Program Documents.

            (b)   In addition, the Borrower shall pay on demand, in connection with the transactions contemplated by the Program Documents, the applicable pro-rata (based upon the outstanding principal amount of the Advances funded by such Conduit Lender in relation to the amount funded by such Conduit Lender to other borrowers or sellers) costs and expenses of the rating agencies’ rating each Conduit Lender’s promissory notes incurred after the Closing Date and only to the extent such costs and expenses are not included in the fees payable by the Borrower under the Fee Letter.

            (c)   The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever, (including, without limitation, the reasonable fees and disbursements of counsel) (collectively the “Liabilities”) that are incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Program Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including, without limitation any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following:  (i) preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Program Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant or agreement by the Borrower, the Trustee, the Custodian or the Cedant (each a “Subject Entity”) contained in any Program Document or the Trust Agreement; (iii) any

representation or warranty made by the Borrower or any other Subject Entity, contained in any Program Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower or any other Subject Entity to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first priority perfected security interest in all of the Assigned Collateral; (vi) any action or omission, not expressly authorized by the Program Documents, by the Borrower or any other Subject Entity, which has the effect of reducing or impairing the Assigned Collateral or the rights of the Agent or the Secured Parties with respect thereto; (vii) any Default or Event of Default; and (viii) any transactions related to the funding, carrying or repayment of the outstanding principal amount of the Advances in connection with the Program Documents; except to the extent any such Liability payable to an Indemnified Party is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

            (d)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.04 shall survive the termination of this Agreement and the payment in full of principal and Yield on the Advances.

            SECTION 9.05 Execution in Counterparts.

            This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

            SECTION 9.06 Assignability.

            (a)   This Agreement and each Conduit Lender’s rights and obligations herein (including the outstanding Advances) shall be assignable by such Conduit Lender and its successors and assigns; provided, that without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if an Event of Default shall be continuing), such Conduit Lender shall not assign its rights and obligations to any Person other than to a United States Affiliate of the Agent or to a Secondary Lender. The Agent agrees that it shall provide the Borrower with prior written notice of (i) any assignment of the rights and obligations of any Conduit Lender to another special purpose entity that issues promissory notes (which notice shall specify the effective date of such assignment and the aggregate principal amounts to be so assigned) , and (ii) any assignment of all or any portion of the principal amount of any Advance funded and maintained by a Conduit Lender to any Lender pursuant to an Asset Purchase Agreement or otherwise (which notice shall specify the principal amounts so assigned). Each such assignor may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Borrower, including the Assigned Collateral, furnished to such assignor by or on behalf of the Borrower or by the Agent; provided, further, that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Borrower received by it from any of the foregoing entities.

             (b)   Each Secondary Lender may, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed), assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Secondary Lender Commitment and the outstanding Advances or interests therein owned by it); provided, that, the Borrower’s consent to any such assignment shall not be required if the assignee is an existing Secondary Lender or an Affiliate of Citibank or Citicorp North America, Inc. or if an Event of Default shall be continuing. If the Borrower’s consent to any such assignment by a Secondary Lender under this Section 9.06(b) shall not be required, the Agent shall provide the Borrower with prior written notice of such assignment (which notice shall specify the percentage of such Sec ondary Lender’s Secondary Lender Commitment which is being assigned and the assignee’s “Percentage” after giving effect to such assignment). The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. Notwithstanding the foregoing, Citibank or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of principal and Yield on the Advances) under this Agreement to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent.

            (c)   This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns; provided, that without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if an Event of Default shall be continuing), the Agent shall not assign its obligations to any Person other than a U.S. Affiliate of the Agent.

            (d)   The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

            (e)   The Secondary Lenders may, without the consent of the Borrower, sell participation interests in their respective Secondary Lender Commitments. The Borrower agrees that references in Sections 2.06, 2.07, 2.08, 9.03, 9.04 and 9.16 and the other terms and provisions of this Agreement and the other Program Documents to rates, determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Secondary Lenders shall be deemed also to include those of each of its participants; provided, that, the Borrower shall not be required to reimburse a participant of a Secondary Lender pursuant to Sections 2.06, 2.07, 2.08, 9.03, 9.04 or 9.16 in an amount in excess of the amount that would have been payable to such Secondary Lender had such participation not been made.

            (f)   The Agent shall maintain at its address, 450 Mamaroneck Avenue, Harrison, New York 10528, Attention: Global Securitization, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Secondary Lenders, their Secondary Lender Commitment, effective dates and Secondary Lender Stated Expiration Date, and the aggregate outstanding principal amount of the outstanding Advances made by each Secondary Lender under this Agreement. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Secondary Lenders may treat each person whose name is recorded in the Register as a Secondary Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Secondary Lender at any reasonable time and from time to time upon reasonable prior notice.

            SECTION 9.07 Governing Law.

            THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PROVISIONS OF CONFLICTS OF LAWS THEREOF.

            SECTION 9.08 Severability of Provisions.

            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            SECTION 9.09 Limited Disclosure.

            (a)   Notwithstanding anything herein to the contrary, each of the parties hereto agree that, with respect to the transactions contemplated by this Agreement (the “Transaction”), it (and each of its respective, and their respective affiliates, employees, officers, directors, advisors, representatives and agents) are permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in the applicable Treasury regulations promulgated under Sections 6011 and 6111 of the Code) of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to it related to such structure and tax aspects. In this regard, each of the parties to this Agreement acknowledge and agree that the disclosure of the structure or tax aspects of the Transaction is not limited in any way by an express or implie d understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the parties to this Agreement acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Transaction is limited in any other manner (such as where the Transaction is claimed to be proprietary or exclusive) for the benefit of any other Person.

            (b)   The Borrower agrees that it shall and it shall cause each of its Affiliates (i) to keep the Fee Letter, the representations, warranties, covenants, indemnitees, Events of Default, the other terms and provisions of and related definitions set forth in this Agreement the Control Agreement, the proposal relating to the facility contemplated by this Agreement and any prior draft of this Agreement, any analyses, computer models, information or document prepared by the Agent, Citibank or any of their respective Affiliates in connection with the transactions contemplated by this Agreement (the “Facility”), the Agent’s or its Affiliate’s written reports to the Borrower or any of its Affiliates and any related written information, in each case, to the extent relating to the pricing of the transaction, the fees payable to the Lenders, Secondary Lenders and Agent in connection with the Facility, the Borrowing Base Eligible Assets, the

Borrowing Base, the Advance Rates, the computation of the Borrowing Base Test or the Asset Coverage Test or the right of set-off specified in Section 9.12 (collectively, the “Product Information”) confidential and to disclose Product Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know such Product Information for the purpose of assisting in the negotiation, completion and administration of the Facility; (ii) to use the Product Information only in connection with the Facility and not for any other purpose; and (iii) to cause the Borrower Representatives to comply with the provisions of this Section 9.09 and to be responsible for any failure of any Borrower Representative to so comply.

            The provisions of this Section 9.09(b) shall not apply to any Product Information that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than the Borrower, any of its respective Affiliates or any Borrower Representative or that is required to be disclosed by applicable law or regulation or is requested by any Authority with jurisdiction over the Borrower or any of its respective Affiliates. In the event that the Borrower or a Borrower Representative is required by applicable law or regulation or by legal process, to disclose any of the Product Information, the Borrower agrees that it will, or shall cause such Borrower Representative to, provide the Agent with prompt written notice of such request(s) and when possible prior to the required disclosure the Borrower shall use, or shall cause such Borrower Representative to use, reasonable efforts to seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained and a waiver hereunder is not received, the Borrower or such Borrower Representative shall disclose only that portion of the Product Information which is legally required.

            (c)   Each of the Secured Parties agrees (i) to keep all written non-public information with respect to the Borrower and its Affiliates which such Secured Party receives pursuant to the Program Documents regardless of the manner in which it is so furnished, together with any written analysis, compilations, data studies or other documents or records prepared by the Borrower or any of its Affiliates and furnished to such Secured Party pursuant to the Program Documents (collectively, the “XL Information”) confidential and to disclose XL Information only to those of its directors, officers, employees, Affiliates, agents, accountants, legal counsel and other representatives of the Secured Parties (collectively, the “Secured Party Representatives”) and to S&P, and Moody’s which, in each case, may have a need to know or review such XL Information for the purpose of assi sting in the evaluation, negotiation, completion, administration, enforcement and evaluation of the Facility and/or for the performance of its duties directly relating to the Facility; (ii) to use the XL Information only in connection with the Facility and not for any other purpose; and (iii) to cause its related Secured Party Representatives to comply with the provisions of this Section 9.09(c) and to be responsible for any failure of its related Secured Party Representative to so comply.

            The provisions of this Section 9.09(c) shall not apply to any XL Information (i) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than such Secured Party or Secured Party Representative, (ii) was available to such Secured Party or such Secured Party Representative on a non-confidential basis prior to its disclosure in connection with the Facility, (iii) becomes available to such Secured Party or such Secured Party Representative on a non-confidential basis after the date hereof from a third party which was not known by such Secured Party or such Secured Party Representative to be subject to a confidentiality agreement with the Borrower or its Affiliates, or that is required to be disclosed by applicable law, regulation, legal process or is requested by any Authority with jurisdiction over any Secured Party or Secured Party Representative or any of their respective Affiliates or as may be necessary to enforce the Program Documents. In the event that a Secured Party or a Secured Party Representative is required by applicable law, regulation or by legal process, to disclose any of the XL Information, the applicable Secured Party agrees that it will provide the Borrower with prompt written notice of such request(s) and when possible prior to the required disclosure such Secured Party shall use reasonable efforts, at the Borrower’s expense to seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained and a waiver hereunder is not received, such Secured Party shall disclose only that portion of the XL Inf ormation which is legally required.

            The parties acknowledge that they or one or more of their Affiliates compete or may compete with each other and/or their Affiliates and nothing contained in this Section 9.09(b) shall be construed as a covenant not to compete with each other or any of their Affiliates.

            Notwithstanding the foregoing, the XL Information may be disclosed by any Secured Party to permitted assignees and participants and potential assignees and participants in the Facility to the extent such disclosure is made pursuant to a written agreement of confidentiality substantially similar to this Section 9.09(c).

            SECTION 9.10 Merger.

            The Program Documents taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof. The Program Documents supersede any prior agreements among the parties relating to the subject matter thereof.

            SECTION 9.11 No Proceedings.

            Each of the Borrower, the Agent, each Secondary Lender, each assignee of an Advance or any interest therein and each entity which enters into a commitment to make Advances to the Borrower hereunder hereby agrees that it will not institute against any Conduit Lender any proceeding of the type referred to in Section 6.01(f) so long as any promissory notes or other senior indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such promissory notes or other senior indebtedness shall have been outstanding.

            SECTION 9.12 Right of Set-off.

            (a)    Each Lender and each Secondary Lender hereby agrees that the principal amount of, and the accrued and unpaid Yield on, each outstanding Advance maintained by it which is due and payable on the Maturity Date of such Advance and which is not to be paid by the making of Committed Advances pursuant to Section 2.02(b), or which is to be paid by the Borrower on any date any such Advance is to be prepaid by the Borrower in accordance with Section 2.05 (each such date a “Payment Date”), may be reduced by and set-off against the Related XLReB Assets which are conveyed by or on behalf of the Borrower to it free and clear of Adverse Claims in accordance with Section 9.12(b) and the Borrower’s obligation to repay such amounts to such Lender or Secondary Lender shall, as of the effective date of such conveyance (each such date a “Conveyance Date”), be discharged and satisfied to the extent of the aggregate Accrued Value of such Related XLReB Assets so conveyed. The aggregate Accrued Value of the Related XLReB Assets conveyed on any Conveyance Date in respect of an Advance shall be applied first to the principal amount of such Advance and then to the accrued and unpaid Yield on such Advance. The Borrower agrees to provide the Agent with (i) one (1) Business Day’s prior written notice if a set-off contemplated by this Section 9.12(a) shall be effected by it on any Payment Date, which notice shall specify the Related XLReB Assets to be conveyed, the Conveyance Date for such Related XLReB Assets and the Accrued Value of such Related XLReB Assets.

            (b)   The Related XLReB Assets to be transferred and conveyed by the Borrower to the applicable Lender or Secondary Lender on any Conveyance Date as contemplated by Section 9.12(a) shall be so transferred and conveyed by (i) transferring possession of any physical certificate or instrument evidencing the Related XLReB Assets to such Lender or Secondary Lender or an agent thereof, indorsed (if in registered form) to the transferee or in blank by an effective indorsement, (ii) registration of the transferee as the owner thereof on the register relating to the Related XLReB Assets in the name of the transferee, (iii) having a securities intermediary indicate by book entry that the Related XLReB Assets have been credited to the transferee’s securities account, or (iv) as otherwise designated in writing by the Agent.

            (c)   It is the intent of the Borrower that the principal amount of each Advance payable on each Payment Date shall be discharged by the Borrower effecting a set-off of the Related XLReB Assets as contemplated by Section 9.12(a).

            (d)   Each Lender and Secondary Lender hereby agrees that in respect of any Secured Obligation owed by the Borrower, it shall not effect, and hereby waives its rights in respect of, any setoff or offset against any Related XLReB Asset which comprises the Trust Portfolio in order to reduce or discharge any such Secured Obligation.

            SECTION 9.13 Submission to Jurisdiction; Waivers; Service of Process.

            (a)   The Borrower hereby irrevocably and unconditionally:

              (i)   submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Program Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

              (ii)   consents that any such action or proceeding may be brought in any of such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (iii)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.02 or at such other address as may be permitted thereunder;

              (iv)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court;

              (v)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and

              (vi)   to the extent that the Borrower or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or other similar grounds, from any legal action, suit or proceeding in connection with or arising out of this Agreement or any other Program Document, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any other Program Document, the Borrower hereby irrevocably and unconditionally waives, and agrees for the benefit of each of the Agent, the Lenders and the Secondary Lenders not to plead or claim, any such immunity, and consents to such relief and enforcement.

            (b)   The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices at 111 8th Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 9.13(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement or any other Program Document. If for any reason such designee, appointee and agent hereunder shall cease to act as such, the Borrower agrees to designate new designees, appointees and agents in The City of New York on the terms and for the purposes of this Section 9.13 satisfactory to the Agent. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 9.13 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agents shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to it at its address specified in or designated pursuant to this Agreement. The Borrower agrees that the failure of any such designee, appointee and agent to give any notice of such service to the Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in a manner, as may be permitted by applicable law. The Borrower hereby irrevocably and unconditionally waives any objection which the Borrower may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or any other Program Document brought in the court chosen by the Agent, any Lender or any Secondary Lender and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            SECTION 9.14 E-Mail Reports.

            Subject to the following terms and conditions the Borrower may, unless otherwise notified to the contrary by the Agent, transmit Investor Reports to the Agent by electronic mail (each an “E-Mail Report”):

              (i)   Each E-Mail Report shall be formatted as the Agent may designate from time to time. Each E-Mail Report shall be sent to the Program Agent at an electronic mail address designated by the Agent, and the executed “summary sheet” for each E-Mail Report shall be transmitted via facsimile transmission to the Agent at the facsimile numbers specified for the Agent in Section 9.02.

              (ii)   Each E-Mail Report shall be deemed given when receipt of such transmission thereof is acknowledged by the Agent.

            SECTION 9.15 Waiver Of Jury Trial.

            To the extent permitted by law, each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other program document or for any counterclaim therein or relating thereto.

            SECTION 9.16 Judgment in Foreign Currency.

            The Borrower agrees to indemnify each Secured Party against any loss incurred by any such payee as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such payee upon receipt of the Judgment Currency could have purchased Dollars with the amount of Judgment Currency actually received by such payee. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall inclu de any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

            SECTION 9.17 Conduit Lender Downgrades.

            The Agent agrees to use reasonable efforts to promptly notify the Borrower in writing if S&P, Moody’s or Fitch Investor’s Service, Inc. has (i) downgraded the credit ratings of the commercial paper notes of any Conduit Lender to a level below A-2, P-2 and F-2, respectively, or (ii) placed the commercial paper notes of any Conduit Lender on a watch list singled out of special surveillance with negative implications and any such rating agency has indicated to the Agent that the credit rating for such commercial paper notes of such Conduit Lender would be downgraded to a level below A-2, P-2 or F-2, as applicable; provided, that the Agent shall have no liability for its failure to provide any such notice or any delay in providing any such notice. If an event specified in clauses (i) or (ii) of the previous sentence occurs with respect to any Conduit Lender, the Agent agrees that it s hall, upon the written request of the Borrower, use reasonable efforts to assign the Advances made by such Conduit Lender to a Conduit Lender in respect of which no such event has occurred.

            The Agent hereby represents that, to the best of its knowledge, as of the Closing Date no Conduit Lender is subject to any bankruptcy or insolvency proceeding of the type specified in Section 6.01(f).

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

XL RE LTD,
as Borrower

By: /s/ John W. Hume
Name: John W. Hume
Title: Executive Vice President and
Chief Financial Officer

CORPORATE ASSET FUNDING COMPANY, INC.,
as Lender

By: Citicorp North America, Inc., as
Attorney-in-Fact

By: /s/ Marc B. Adelman
Name: Marc B. Adelman
Title: Vice-President

CORPORATE RECEIVABLES CORORATION
as Lender

By: Citicorp North America, Inc., as
Attorney-in-Fact

By: /s/ Marc B. Adelman
Name: Marc B. Adelman
Title: Vice-President

CHARTA CORORATION,
as Lender

By: Citicorp North America, Inc., as
Attorney-in-Fact

By: /s/ Marc B. Adelman
Name: Marc B. Adelman
Title: Vice-President

CIESCO, L.P.,
as Lender

By: Citicorp North America, Inc., as
Attorney-in-Fact

By: /s/ Marc B. Adelman
Name: Marc B. Adelman
Title: Vice-President

CITICORP NORTH AMERICA, INC.,
as Agent

By: /s/ Marc B. Adelman
Name: Marc B. Adelman
Title: Vice-President

CITIBANK, N.A.,
as Secondary Lender

By: /s/ Marc B. Adelman
Name: Marc B. Adelman
Title: Vice-President
Percentage: 100%

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